UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 2)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FLORIDA GAMING CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Florida Gaming Corporation

3500 NW 37th Avenue

Miami, Florida 33142

(305) 633-6400

January [__], 2013

To Our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Florida Gaming Corporation, which will be held on February [__], 2013 at 1:30 p.m. local time, at the Sheraton Louisville Riverside Hotel, 700 West Riverside Drive, Jeffersonville, IN  47130.

Details of the business to be conducted at the special meeting are given in the attached Notice of Special Meeting of the Stockholders and proxy statement. In addition, a Proxy Card is enclosed with this letter.

Please take the time to read carefully the proposals for stockholder action described in the accompanying proxy materials. Whether or not you attend the special meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed Proxy Card. If you decide to attend the special meeting and vote in person, you will of course have that opportunity.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in and support of Florida Gaming Corporation.

Sincerely,

W. B. Collett, Jr.

President and Chief Executive Officer

Florida Gaming Corporation

3500 NW 37th Avenue

Miami, Florida 33142

(305) 633-6400

Notice of Special Meeting of the Stockholders

to be held at 1:30 p.m. local time on February __, 2013

To the Stockholders of Florida Gaming Corporation:

Notice is hereby given that a special meeting of the holders of shares of common stock of Florida Gaming Corporation, a Delaware corporation (the “Company”), will be held at the Sheraton Louisville Riverside Hotel, 700 West Riverside Drive, Jeffersonville, IN  47130 on February [__], 2013 at 1:30 p.m. local time for the following purposes:

1.	To approve the sale by the Company of all of the issued and outstanding shares of capital stock of Florida Gaming Centers, Inc., which consists of the Company’s entire interest in Florida Gaming Centers, Inc., as contemplated by the Stock Purchase Agreement by and among the Company, Florida Gaming Centers, Inc., and Silvermark LLC dated as of November 25, 2012 (as it may be amended from time to time in accordance with the terms thereof), a copy of which is attached as Annex A to the accompanying proxy statement. We refer to this proposal as the “Sale Proposal.”

2.	To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Sale Proposal. We refer to this proposal as the “Proposal to Adjourn or Postpone the Special Meeting.”

3.	To transact such other business as may be properly brought before the special meeting or any adjournment or postponement thereof.

Our board of directors has fixed January 7, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Only holders of record of the Company’s common stock, $0.20 par value per share, at the close of business on January 7, 2013 are entitled to notice of and to vote at this meeting. At the close of business on the record date, we had 1,369 stockholders of record.

A list of stockholders of the Company entitled to vote at the special meeting will be available for inspection during normal business hours from February [__], 2013 through February [__], 2013 at the office of the Company located at 2669 Charlestown Road, Suite D, New Albany IN 47150.

The accompanying proxy statement, dated January [__], 2013, and proxy card for the special meeting are first being mailed to our stockholders on or about January [__], 2013. Our board of directors has unanimously approved the Stock Purchase Agreement and unanimously recommends that you vote “FOR” the approval of the Sale Proposal and “FOR” the approval of the Proposal to Adjourn or Postpone the Special Meeting. Your vote is very important. Please vote your shares by proxy whether or not you plan to attend the special meeting.

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Only stockholders and persons holding proxies from stockholders may attend the special meeting. If your shares are registered in your name, you should bring a form of photo identification to the special meeting. If your shares are held in the name of a broker, bank or other nominee, you should bring a proxy or letter from that broker, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices and other electronic devices will not be permitted at the special meeting. All stockholders are cordially invited to attend the special meeting.

By Resolution of the Board of Directors,

Kimberly R. Tharp
Secretary
January [__], 2013

IMPORTANT

PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IF YOU ARE A REGISTERED HOLDER, YOU MAY CHOOSE TO VOTE YOUR SHARES ONLINE AT HTTP://WWW.CSTPROXYVOTE.COM OR BY CALLING 1-866-894-0537. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

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Florida Gaming Corporation

3500 NW 37th Avenue

Miami, Florida 33142

(305) 633-6400

Proxy Statement

for the Special Meeting of the Stockholders

to be held on February [__], 2013

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Florida Gaming Corporation for use at the Special Meeting of the Stockholders to be held at 1:30 p.m. local time on February [__], 2013 at the Sheraton Louisville Riverside Hotel, 700 West Riverside Drive, Jeffersonville, IN  47130, and at any adjournment thereof (the “Special Meeting”), for the purpose of considering and voting on a proposal (the “Sale Proposal”) to approve of the Company’s sale of all of the issued and outstanding shares of capital stock of Florida Gaming Centers, Inc., which consists of its entire interest in Florida Gaming Centers, Inc. to Silvermark LLC through a Stock Purchase Agreement (the “Stock Purchase Agreement”). This proxy statement, the Notice of Meeting, and the enclosed form of proxy are expected to be mailed to stockholders on or about January [__], 2013.

SUMMARY TERM SHEET

The following summary highlights information in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. We sometimes make reference to Florida Gaming Corporation and its subsidiaries in this proxy statement by using the terms “the Company,” “we,” “our” or “us.” Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

The Parties

We are including the below key for the convenience of stockholders to assist them in their understanding of the parties to the transaction.

Party	Referred to as:	Relationship

Florida Gaming Corporation	the "Company"	The Company is the registrant. The Company’s sole business is to hold equity in Centers and Tara Club.

Florida Gaming Centers, Inc.	"Centers"	The Company's wholly-owned subsidiary and only operating asset. Centers’ primary businesses are (1) the operation of a jai-alai fronton and a casino in Miami, Florida; (2) the operation of a jai-alai fronton and a card room in Ft. Pierce, Florida, and (3) holding a dormant permit to operate a jai-alai fronton in Tampa, Florida. Centers is the primary borrower under the Credit Agreement (described herein).

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Silvermark, LLC	“Silvermark”	The entity acquiring the Company’s equity interest in Centers. Silvermark currently does not conduct any business operations.

Tara Club Estates, Inc.	"Tara Club"	The Company's wholly-owned subsidiary and a guarantor under the Credit Agreement. Tara Club’s only assets consist of six pieces of undeveloped residential real estate.

Freedom Holding, Inc.	"Freedom Holding"	The Company's largest stockholder and a pledgor under and guarantor of the Credit Agreement. Freedom Holding’s only assets are equity interests in the Company.

Lenders	the "Lenders"	Syndicate of lenders named in the Credit Agreement.

ABC Funding, LLC	"ABC Funding"	Administrative Agent of the Lenders under the Credit Agreement.

The Company’s principal executive offices are located at 3500 NW 37th Avenue Miami, Florida 33142. The telephone number of the Company’s principal executive offices is (305) 633-6400. Silvermark’s address is: 430 Park Avenue, 5th Floor, New York, NY 10022.  Its telephone number is (212) 308-9000.

As of the date of this proxy statement, Centers is being operated under a receivership order issued by the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida. Centers’ Miami, FL casino is managed by a third-party under a Management Contract.

The Stock Purchase Agreement – page 49 and Annex A

On November 25, 2012, we entered into a Stock Purchase Agreement with Silvermark and Centers pursuant to which we have agreed, subject to specified terms and conditions, to sell all of the issued and outstanding shares of capital stock of Florida Gaming Centers, Inc., which consists of our entire equity interest in Centers to Silvermark. Upon consummation of this transaction, the Company will have no operations.

A copy of the Stock Purchase Agreement is attached as Annex A to this proxy statement. You should read the Stock Purchase Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the proposed transaction.

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Purchase Price – page 49

To Stockholders

The Company’s stockholders are not expected to receive any consideration upon the consummation of the transaction. In general, at closing, proceeds from the transaction will be used to pay transaction-related expenses and to service the Company’s outstanding indebtedness. As explained herein, $7.5 million of the purchase price will be placed in escrow for up to three years to indemnify Silvermark against obligations of the Company after the closing. Pursuant to the Indemnification Escrow Agreement, attached as Exhibit C to the Stock Purchase Agreement, the escrow agent will release $70,000 per month to the Company as long as there are no outstanding claims for indemnification or outstanding Excluded Liabilities or Excluded Litigation with unspecified Losses or Potential Losses or until the escrow amount reaches $5,000,000. If the Company receives the $70,000 monthly payment, management expects to use those proceeds to continue operations during the escrow period and for payment of ongoing expenses including: legal, accounting, public company expenses, and operational expenses, such as rent, utilities, and salaries. (See PROPOSAL #1 – THE SALE PROPOSAL – Effects of the Transaction).

Upon the expiration of the three-year escrow period, if any of the escrowed funds are distributable to the Company, management expects to determine the use of those proceeds at that time.

There can be no assurances that the Company’s stockholders will ever receive any return on their investment in the Company even if they approve the sale transaction.

To the Company

The purchase price for the sale transaction is $115 million in cash plus the assumption of mortgages held by Centers totaling $14,422,090.75. The $115 million cash purchase price is subject to certain adjustments described in detail in the table below titled “Use of Proceeds Table”. In particular, the purchase price will be reduced for purposes of repayment of Centers’ other outstanding indebtedness, including but not limited to the approximately $87 million credit facility held by ABC Funding and the Lenders, and other debt and accrued expenses totaling approximately $11.2 million, which amount includes $5,565,743 in accounts payable to the Company. The purchase price will also be reduced, after the payment of all outstanding debt of Centers and the transaction costs associated with the sale transaction, to repurchase warrants for 35% of Centers’ equity held by the Lenders. (See PROPOSAL #1 – THE SALE PROPOSAL – Effects of the Transaction).

Additionally, $7.5 million of the purchase price will be placed in escrow for up to three years to indemnify Silvermark against obligations of the Company after the closing. Pursuant to the Indemnification Escrow Agreement, the escrow agent will release $70,000 per month to the Company as long as there are no outstanding claims for indemnification or outstanding Excluded Liabilities or Excluded Litigation with unspecified Losses or Potential Losses or until the escrow amount reaches $5,000,000.

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Use of Proceeds Table

Note	Transaction	Amount
1	Cash Purchase Price	$115,000,000
2	Payoff of ABC Funding/Lenders	(88,889,185)
3	Other Centers Liabilities	(11,237,582)
4	Transaction Costs	(2,291,331)
	Net Cash Proceeds from Sale Transaction	$12,581,902

5	Repurchase of Centers Warrants	(4,403,666)
	Net Cash to Company for Centers’ Equity	$8,178,236

6	Repayment of Non-Related Party Company Debt	(3,286,348)
7	Payment to Company of Centers Payable	5,565,743
	Net Proceeds to Company from Sale Transaction	$10,457,631

8	Indemnification Escrow	(7,500,000)
	Net Cash Proceeds to Company at Closing	$2,957,631

9	Anticipated Operating Budget (3 years)	(2,520,000)
	Release of Escrowed Proceeds	7,500,000
10	Net Cash Proceeds to Company from Sale Transaction	$7,937,631

	Repayment of Related-Party Company Debt
11	Freedom Holding Promissory Note	(1,850,162)
12	Freedom Financial Promissory Note (Management Fees)	(2,105,744)
	Net Cash Available after Repayment of All Liabilities	$3,981,725

13	Potential Liquidation

	Preferred Stock: Accrued Dividends (as of 12/31/12)
	Class A Preferred Stock	(100,263)
	Series AA Preferred Stock	(1,487,500)
	Series B Preferred Stock	(63,002)
14	Series F Preferred Stock	(481,703)
	Net Cash Available after Payment of Accrued Dividends	$1,849,257

	Preferred Stock: Liquidation Preference (as 12/31/12)
	Class A Preferred Stock	(277,560)
	Series AA Preferred Stock	(5,000,000)
	Series B Preferred Stock	(45,000)
14	Series F Preferred Stock	(1,000,000)
15	Deficit	$(4,473,303)

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Notes to Use of Proceeds Table

The following notes represent management’s expectations of the potential use of the proceeds from the sale transaction as represented in the Use of Proceeds Table above. Where applicable, we provide cross-references to sections of this proxy statement that describe these matters in greater detail. The information below is based on the account balances as of December 31, 2012.

1.	The purchase price for the sale transaction is $115 million to the Company plus the assumption of mortgages held by Centers totaling $14,422,090.75.

2.	Repayment of the Lenders is estimated to be $88,889,185, including the current balance of $83,770,862 plus an additional amount for estimated fees and penalties of $5,118,323. These amounts are derived from payoff letters received from ABC Funding. We may be able to offset such amounts by claims we have made against ABC Funding and the Lenders.

3.	This amount represents other liabilities of Centers of approximately $11,237,582. Included in these liabilities are the following:

a.	Non-Related Party Compensation Agreement - $420,000

b.	Non-Related Party payable - $88,351

c.	IRS Penalties - $108,675

d.	Miami-Dade County payable - $899,159

e.	Miami-Dade County letter agreement - $430,000

f.	Real estate taxes estimated - $1,075,654

g.	Accounts payable to the Company - $5,565,743 (see Note 7)

h.	Estimated cost to install a sprinkler system - $400,000

i.	Termination of Non-Related Party Management Contract - $750,000

j.	Anticipated operating losses before closing on April 30, 2013 - $1,500,000

A.	Total operating expenses include an aggregate of $175,000 in salaries payable to our President/CEO, W. Bennett Collett, Jr., and our COO, Daniel Licciardi.

4.	Includes: (i) transaction-related expenses, including professional and other fees, currently estimated at $350,000; and, (ii) a disputed transaction fee to an investment bank of $1,941,331. The amount of the disputed transaction fee may be offset by claims we have made against the investment bank. (See PROPOSAL #1 - SALE PROPOSAL – Effects of the Transaction – Transaction Costs”).

5.	The Centers Warrants require us to repurchase the Centers Warrants for 35% of the determined “net cash proceeds” from a sale of Centers’ equity. Based on this calculation, we estimate the cost of the repurchase to be $4,403,666. This amount may be offset by claims we have made against the Lenders and ABC Funding (See “PROPOSAL #1 - SALE PROPOSAL – Effects of the Transaction – Repayment of the Lenders”).

6.	Consists of Company debt owed to non-related parties in the individual amounts of $1,140,568, $158,956 and $1,986,824.

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7.	Represents an intercompany payable due to the Company from Centers in the amount of $5,565,743, included as a portion of Centers other liabilities as discussed in Note 3-g. (See “PROPOSAL #1 - SALE PROPOSAL – Effects of the Transaction – Repayment of Centers’ Other Indebtedness).

8.	The amount of the indemnification escrow that will not be immediately available to the Company in full, if at all, until the expiration of the three year escrow agreement. (See “PROPOSAL #1 - SALE PROPOSAL – STOCK PURCHASE AGREEMENT – Indemnification Escrow Agreement).

9.	Management estimates the Company’s operating expenses to be $70,000 per month during the three year period until the full escrowed amount is released. (See “PROPOSAL #1 - SALE PROPOSAL – Effects of the Transaction – Corporate Existence/SEC Registration”).

10.	The net cash proceeds that would be received by the Company in the sale transaction upon release of the indemnification escrow and after payment of operating expenses.

11.	Represents a promissory note payable by the Company to Freedom Holding, a corporation controlled by our Chairman, Mr. Collett, Sr., and partially owned by our President/CEO, Mr. Collett, Jr. (See “PROPOSAL #1 - SALE PROPOSAL – Interests of Certain Parties in the Matters to be Acted Upon”).

12.	Represents a promissory note payable by the Company to Freedom Financial Corporation, an Indiana corporation wholly-owned by Freedom Holding and controlled by Mr. Collett, Sr. (See “PROPOSAL #1 - SALE PROPOSAL – Interests of Certain Parties in the Matters to be Acted Upon”).

13.	After payment of the transaction costs and the satisfaction of the Company’s debt, management expects to consider our strategic alternatives, including a possible liquidation of the Company. In liquidation, holders of our Preferred Stock would first be entitled to payment for any accrued but unpaid dividends. Then, holders of Preferred Stock would be entitled to any liquidation preference available to such class or series. (See “PROPOSAL #1 - SALE PROPOSAL – Effects of the Transaction – Possible Liquidation”).

14.	All of the Series F Convertible Preferred Stock is owned by Freedom Holding, an entity controlled by our Chairman, W. Bennett Collett, and partially owned by our President/CEO, W. Bennett Collett, Jr. However, $141,703 of the accrued and unpaid dividends of the Series F Convertible Preferred Stock is payable to a previous holder of the shares of that series. (See “PROPOSAL #1 - SALE PROPOSAL – Effects of the Transaction – Possible Liquidation” and “PROPOSAL #1 - SALE PROPOSAL – Interests of Certain Parties in the Matters to be Acted Upon”).

15.	Represents the estimated deficiency of proceeds remaining from the sale transaction, after satisfaction of all of Centers’ debt, satisfaction of all Company debt, including the related party liabilities, and the cost to maintain operations through the closing of the transaction and through the three-year escrow period.

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Recommendation of our Board of Directors – page 35

After careful consideration, our board of directors unanimously recommends that you vote:

•	“FOR” the Sale Proposal; and
•	“FOR” the Proposal to Adjourn or Postpone the Special Meeting.

Reasons for the Transaction – page 45

As we have previously disclosed in reports filed with the SEC, and as described in greater detail in the section of this proxy statement titled “PROPOSAL #1 – THE SALE PROPOSAL - Background of the Transaction”, the Lenders and ABC Funding have accelerated Centers’ obligations under its $87 million credit facility, and have initiated foreclosure actions against the Company and Centers, attempting to enforce certain guaranties by the Company. These actions have resulted in the appointment of a receiver at Centers.

After taking into account all of the material factors relating to the Stock Purchase Agreement and the related transactions, our board of directors unanimously determined that the Sale Proposal is advisable and in the best interests of the Company and our stockholders. Our board of directors did not assign relative weights to the material factors it considered. In addition, our board of directors did not reach any specific conclusion on each of the material factors considered, but conducted an overall analysis of all of the material factors taken together. Individual members of our board of directors may have given different weights to different factors.

Special Meeting - page 18

Date, Time and Place. The special meeting will be held on February [__], 2013 at 1:30 p.m. local time, at the Sheraton Louisville Riverside Hotel, 700 West Riverside Drive, Jeffersonville, IN  47130.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on January 7, 2013, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you held at the close of business on the record date. There are 4,037,293 shares of our common stock entitled to be voted at the special meeting.

Required Vote. The Sale Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date to be approved. Abstentions and broker non-votes will have the same effect as votes against the Sale Proposal. If a quorum is present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of that proposal are greater than those voted against that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for stockholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present in person or by proxy at the special meeting. Abstentions would have the same effect as a vote against this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

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Indemnification Escrow – page 59

At closing, $7.5 million of the purchase price will be placed in escrow for up to three years pursuant to an Indemnification Escrow Agreement (the “Indemnification Escrow Agreement”) to indemnify Silvermark against obligations of the Company after the closing. For so long as there are no outstanding indemnification claims or outstanding Excluded Liabilities or Excluded Litigation with unspecified amounts of Losses or potential Losses and the amount in escrow remains above $5 million, the escrow agent will release $70,000 per month out of the escrowed funds to the Company. Our indemnification obligations are not limited by the amounts subject to the Indemnification Escrow Agreement.

Interests of Certain Parties in the Matters to be Acted Upon – page 41

Our executive officers and members of our board of directors have interests in the transaction that may be in addition to, or different from, the interests of our stockholders generally. The board of directors was aware of and considered these potential interests, among other matters, in evaluating the sale transaction and the Stock Purchase Agreement and in recommending that our stockholders approve the Sale Proposal. The transactions are described in more detail in the section of this proxy statement titled, “PROPOSAL #1 SALE PROPOSAL – Interests of Certain Parties in the Matters to be Acted Upon.”

The following discussion describes various contractual arrangements and other rights of our executive officers and directors in connection with the sale transaction. As described in the section of this proxy statement titled “PROPOSAL #1 – THE SALE PROPOSAL – Effects of the Transaction,” indebtedness may be repaid or satisfied and accrued and unpaid dividends on Preferred Stock may be declared and paid before amounts would be able to be distributed to holders of Common Stock if the Company were to be liquidated.

Anticipated Executive Employment Agreements

As an inducement to Silvermark’s entry into the Stock Purchase Agreement, both of our President/Chief Executive Officer (who is also a Company director), W. Bennett Collett, Jr., and our Chief Operating Officer, Daniel Licciardi, entered into letter agreements which contemplate their entry into new employment agreements with Centers upon consummation of the sale transaction. The employment agreements would terminate and replace their current employment agreements with Centers. Entry by Messrs. Collett, Jr. and Licciardi into these employment agreements is a condition to Silvermark’s obligations under the Stock Purchase Agreement.

Mr. Collett, Jr.’s proposed employment agreement would be for three years at a base salary of $300,000 per year with the opportunity for performance bonuses. Mr. Licciardi’s proposed employment agreement would be for three years at a base salary of $225,000 per year with the opportunity for discretionary bonuses. The base salaries are equivalent to both Messrs. Collett’s and Licciardi’s base salaries under their current employment agreements with Centers. Under the Stock Purchase Agreement, both Mr. Collett and Mr. Licciardi must release Centers from any severance obligations resulting from the termination of their current employment agreements.

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Interests of Freedom Holding

Freedom Holding, an entity controlled by our Chairman, W. Bennett Collett, Sr., and partially owned by our President/CEO, W. Bennett Collett, Jr., owns 1,325,869 shares of our Common Stock and 1,000 shares of our Series F Preferred Stock. As of December 31, 2012, we owed Freedom Holding $340,000 in accrued but unpaid dividends on its shares of Series F Preferred Stock. Upon a liquidation of the Company, as of December 31, 2012, the Series F Preferred stock held by Freedom Holding would be entitled to receive a liquidation preference of $1,000,000.

As of December 31, 2012, we also owed Freedom Holding on an unsecured promissory note in the amount of $1,850,162. The note is subordinated to the Credit Agreement obligations and bears interest at a rate of 10% per annum.

Interests of Freedom Financial/W. Bennett Collett, Sr.

Our Chairman, W. Bennett Collett, Sr. does not receive a salary from the Company. Until April 2011, when Mr. Collett, Sr. retired from his position as the Company’s CEO, Freedom Financial Corporation (“Freedom Financial”), an entity wholly owned by Freedom Holding and controlled by Mr. Collett, Sr., received management fees from the Company for Mr. Collett’s services. For the years ended December 31, 2010 and 2009, and for the quarter ended March 31, 2011, Freedom Financial’s management fees were $780,000 per year. The Company was unable to pay these management fees for those periods, and on April 25, 2012, in connection with Mr. Collett, Sr.’s retirement, the Company issued Freedom Financial a promissory note in the original principal amount of $1,905,000, representing $1,755,000 in accrued management fees and $150,000 relating to accounts payable to Freedom Financial. At December 31, 2012 the Company owed Freedom Financial $2,105,744 on this promissory note.

On April 25, 2011, we entered into a consulting agreement with Freedom Financial for purposes of using Mr. Collett’s consulting services which provided for payments to Freedom Financial of $25,000 per month. Because this consulting agreement was subordinated to the Credit Agreement, we made only two $25,000 payments: one in June 2012; the other in July 2012. Pursuant to its terms, the consulting agreement terminated automatically on October 25, 2012 upon appointment of a receiver for Centers. On January 8, 2013, we delivered Freedom Financial notice of termination of the consulting agreement and the parties have agreed that no further amounts are owed to either Freedom Financial or Mr. Collett, Sr. under that agreement.

Our board of directors has approved the Company’s entry into consulting arrangements following consummation of the sale transaction or termination of the Stock Purchase Agreement. The board of directors has limited the consideration payable by the Company to any person under any such consulting arrangement to $25,000 per month. The board authorization is not limited to consulting arrangements with Freedom Financial or the Colletts.

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Guarantee and Joinder

As an inducement to Silvermark to enter into the Stock Purchase Agreement, each of our Chairman, W. Bennett Collett, Sr., and our President/CEO, W. Bennett Collett, Jr., entered into a Joinder and Guarantee with Silvermark whereby they individually guarantee the obligations of the Company and Centers under the Stock Purchase Agreement.

Conditions to Closing – page 55

The consummation of the sale transaction is subject to the satisfaction or waiver of certain conditions on or prior to the closing. Such conditions include, in addition to customary closing conditions, that our stockholders approve the Sale Proposal.

Solicitation of Other Offers; Exclusivity – page 52

We are required to end discussions with other parties with respect to an acquisition proposal. We also cannot, and we are required to cause our representatives not to, directly or indirectly, initiate, solicit, or knowingly encourage any inquiries regarding, any acquisition proposal or otherwise negotiate or provide non-public information regarding the business to be sold in connection with an acquisition proposal, including as part of a sale of the Company. Notwithstanding the foregoing, if our board of directors determines in good faith that an unsolicited acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, we may participate in negotiations regarding the acquisition proposal, although such participation would constitute a breach under the Stock Purchase Agreement.

Board Recommendation - page 54

Our board of directors unanimously recommends that you vote for the Sale Proposal. Until our stockholders vote on the Sale Proposal, our board of directors may not withdraw or modify in a manner adverse to Silvermark, or publicly propose to withdraw or modify in a manner adverse to Silvermark, this recommendation. Notwithstanding the foregoing, our board of directors may withdraw or modify its recommendation to vote in favor of the Sale Proposal and terminate the Stock Purchase Agreement in connection with the receipt of an acquisition proposal that is a superior proposal if:

•	our board of directors determines that the failure to do so would be inconsistent with the exercise of its fiduciary duties;

•	we give Silvermark advance notice of our board of directors’ intention to take these actions and provide certain information regarding the proposal to Silvermark; and

•	we negotiate with Silvermark to make any adjustments to the Stock Purchase Agreement so that the acquisition proposal no longer constitutes a superior proposal.

Thereafter, our board of directors can only proceed with the withdrawal or modification of its recommendation if Silvermark does not agree to make necessary adjustments to the Stock Purchase Agreement so that the competing acquisition proposal would no longer constitute a superior proposal.

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Termination – page 57

Silvermark may terminate the Stock Purchase Agreement:

•	at anytime within 90 days of November 25, 2012 if, for any reason, it is not satisfied with the Real Property, the other Assets, the Business, the Shares, the Excluded Liabilities or the Included Liabilities for any reason whatsoever;

•	at anytime within 90 days of November 25, 2012, if Centers fails to receive a ruling (the “Centers Ruling”) in the Company’s and Centers’ ongoing litigation in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida (a) either approving of Centers’ entry into the transaction or that the court’s approval of Centers’ entry into the transaction is not required, and (b) requiring Centers’ receiver to cooperate with Centers to allow Centers to comply with and fulfill its obligations under the Stock Purchase Agreement. On November 27, 2012, the court entered an order (y) that Centers’ entry into the Stock Purchase Agreement is outside the scope of the receivership order, and (z) ordering the receiver to cooperate with reasonable due diligence requirements in connection with the transaction.

•	before closing, if any of Centers’ gaming licenses is cancelled, terminated, suspended or modified in any material respect; or

•	before closing, if the Lenders realize upon their foreclosure actions or upon their mortgage or security interest in any or all Centers’ assets.

We or Silvermark may terminate the Stock Purchase Agreement by mutual written consent. In addition, either we or Silvermark may terminate the Stock Purchase Agreement:

•	if the sale transaction has not closed by April 30, 2013, provided that neither party may exercise this right if it is in breach of the Stock Purchase Agreement and that breach is the direct cause of the failure to close by April 30, 2013;

•	if a court or other governmental authority has taken any action restraining or otherwise prohibiting the sale transaction, provided that the party seeking to terminate is not then in material breach of the Stock Purchase Agreement, and did not initiate the action restraining or prohibiting the sale transaction;

•	if our stockholders do not approve the Sale Proposal; or

•	if the other party has breached any representation, warranty or covenant in the Stock Purchase Agreement and such breach is not cured within twenty business days after notification of the breach.

As noted above, we may also terminate the Stock Purchase Agreement to enter into a transaction that is a superior proposal if, before our stockholders approve the Sale Proposal, our board of directors has received a superior proposal and we pay the termination fee described below. Silvermark may also terminate the Stock Purchase Agreement if our board of directors has withdrawn or modified its recommendation to vote in favor of the Sale Proposal without also terminating the Stock Purchase Agreement.

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Termination Fee – page 58

We are required to pay Silvermark $4.6 million plus reimbursement for costs and expenses incurred by Silvermark in connection with the transaction, in cash, within two business days of termination if the Stock Purchase Agreement is properly terminated by:

•	Silvermark, if the termination is due to our breach of a representation, warranty or covenant in the Stock Purchase Agreement and such breach was not cured within twenty business days after notification by Silvermark to us of the breach;

•	either us or Silvermark, if the sale transaction has not closed by April 30, 2013; provided that, if both (i) the special meeting has not occurred and, prior to the termination, an acquisition proposal has been communicated to us or has been publicly announced or publicly made known to our stockholders, and not withdrawn, and (ii) within twelve months after the termination we have completed or entered into a definitive agreement with respect to the acquisition proposal, then the termination payment will be payable at the closing of the transactions contemplated by the acquisition proposal;

•	Silvermark, if before our stockholders approve of the Sale Proposal, (i) we have accepted a superior proposal or entered into negotiations with a third party regarding an acquisition proposal, (ii) our board of directors has withdrawn or modified its recommendation to vote in favor of the Sale Proposal, or (iii) if we or our board of directors publicly propose to do either (i) or (ii);

•	us in order to enter into a transaction that is a superior proposal if our stockholders have not yet approved the Sale Proposal; or

•	us, in a manner that is not in accordance with the Stock Purchase Agreement.

If Silvermark terminates the Stock Purchase Agreement because either (i) the Lenders realize upon their foreclosure actions or upon their mortgage or security interest in any or all Centers’ assets, or (ii) Centers fails to obtain the Centers Ruling, we are not required to pay the $4.6 million termination payment, but we are required to pay Silvermark up to $500,000 in reimbursement for costs and expenses incurred by Silvermark in connection with the transaction in cash within two business days of termination.

Indemnification – page 58

We and Silvermark have agreed to indemnify each other for damages as a result of certain breaches of representations, warranties or covenants contained in the Stock Purchase Agreement. The representations, warranties and covenants extend for various periods of time depending on the nature of the claim.

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Expected Consummation of Sale Transaction – page 45

We expect to consummate the sale transaction as soon as practicable after all of the closing conditions in the Stock Purchase Agreement, including approval of the Sale Proposal by our stockholders, have been satisfied or waived. Subject to the satisfaction or waiver of these conditions, we expect the sale transaction to close by April 30, 2013. However, there can be no assurance that the sale transaction will be consummated at all or, if consummated, when it will be consummated.

Dissenters’ Right of Appraisal – page 41

Under Delaware law, stockholders have no appraisal or dissenters’ rights in connection with the approval of the sale transaction.

Anticipated Accounting Treatment– page 45

Following the consummation of the sale transaction, we will remove all of the related account balances of Centers from our consolidated balance sheet and record a gain on the sale equal to the difference between the aggregate consideration received and the Company’s book value of Centers’ net assets sold.

Material U.S. Federal Income Tax Consequences of the Transaction – page 45

The sale transaction will be treated as a taxable sale of assets by the Company and will give rise to net taxable gain recognition in various jurisdictions, including the United States. The Company anticipates the gain recognized for United States federal income tax purposes will be offset entirely with net operating losses.

Effects of the Transaction – page 37

Upon consummation of the sale transaction, the Company will have no operations. Because the entire escrowed portion of the purchase price will not be paid to the Company until three years after closing (see PROPOSAL #1 – THE SALE PROPOSAL – Indemnification Escrow Agreement), the Company will need to continue its corporate existence indefinitely. We do not expect our reporting obligations as a U.S. public company to be affected as a result of consummation the sale transaction.

After closing, the Company expects to continue to work to enhance stockholder value and will consider and evaluate strategic alternatives. The sale transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our Common Stock. A stockholder who owns shares of our Common Stock immediately prior to the closing will continue to hold the same number of shares immediately following the closing.

Under the Certificate of Designation for the Company’s Series AA Preferred Stock, the sale transaction may constitute a “deemed liquidation” of the Company which would result in an immediate right to the holders of Series AA Preferred Stock to all accrued and unpaid dividends plus that Series’ entire liquidation preference. As of December 31, 2012, the total liquidation amount payable to holders of the Company’s Series AA Preferred stock was approximately $6,400,000.

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If the sale transaction is not consummated, we do not expect to have sufficient capital or to generate sufficient capital through our operations to defend the lawsuits filed by ABC Funding which are described in greater detail in the section of this proxy statement titled PROPOSAL #1 – THE SALE PROPOSAL – Background of the Transaction, and management believes we have exhausted all available sources of capital. If ABC Funding and the Lenders are successful in their actions against Centers and the Company, the Company would be left with no significant assets.

Regulatory Approvals – page 36

The sale transaction cannot be consummated until such time as Silvermark becomes licensed to operate Centers under the Florida Gaming Laws. On December 5, 2012, Silvermark filed its application to obtain a gaming license.

In connection with the sale transaction, we may seek approval under the antitrust laws of the United States if we are required to do so. See “PROPOSAL #1-SALE PROPOSAL — Government and Regulatory Approvals” for a detailed description of the consents and approvals (and status thereof) required under antitrust laws in connection with the sale transaction.

Ancillary Agreements

In connection with the sale transaction, the following agreements were negotiated and executed on November 25, 2012:

•	Guarantee and Joinder agreement by the Company’s Chairman, W. Bennett Collett, and the Company’s President/CEO, W. Bennett Collett, Jr., under which each of them, jointly and severally, has guaranteed the Company’s and Centers’ obligations under the Stock Purchase Agreement; and

•	Deposit Escrow Agreement which governs the $50,000 purchase price deposit that was paid by Silvermark within ten days of execution of the Stock Purchase Agreement.

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THE SPECIAL MEETING

Record Date and Shares Entitled to Vote

The close of business on January 7, 2013 has been fixed as the record date (the “Record Date”) for the determination of the stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record as of the Record Date of shares of the common stock, $0.20 par value per share (“Common Stock”), are entitled to notice of and to vote at the Special Meeting. Each share of Common Stock entitles the holder thereof to one vote per share on each matter presented to the stockholders for approval at the Special Meeting. On the Record Date, there were an aggregate of 4,037,293 shares of Common Stock outstanding and entitled to vote.

Proxy Solicitation

In addition to the solicitation of proxies by the board of directors through use of the mails, proxies may also be solicited by Florida Gaming Corporation and its directors, officers, and employees (who will receive no additional compensation therefor) by telephone, telegram, facsimile transmission or other electronic communication, and/or by personal interview. In addition, the Company expects to retain Morrow & Co., LLC, an outside proxy solicitation firm, to assist the Company in the distribution of proxy materials and solicitation of votes, at an anticipated cost to the Company of approximately $12,500 plus reasonable out-of-pocket expenses incurred by the proxy solicitor in connection with the proxy solicitation services. Florida Gaming Corporation will reimburse banks, brokerage houses, custodians, and other fiduciaries that hold shares of Common Stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. Florida Gaming Corporation will bear the costs of the special meeting and of soliciting proxies therefor, including the cost of printing and mailing this proxy statement and related materials.

Any questions or requests for assistance regarding Florida Gaming Corporation proxies and related materials may be directed in writing to the Chief Financial Officer, Kim Tharp, 2669 Charlestown Road, Suite D, New Albany, Indiana 47150, or by telephone at (502) 589-2000.

Quorum and Votes Required

The presence, in person or by proxy duly authorized, of the holder or holders of 33 1/3 percent of the outstanding shares of the corporation’s Common Voting Stock on the Record Date shall constitute a quorum for the transaction of business at the Special Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Special Meeting.

The Sale Proposal: The approval of the Sale Proposal requires the affirmative vote of holders of at least a majority of our issued and outstanding shares of Common Stock as of the Record Date. If you abstain from voting, either in person or by proxy, or you do not instruct your broker or other nominee how to vote your shares, the resulting abstention or broker non-vote will have the same effect as a vote against the Sale Proposal.

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The Proposal to Adjourn or Postpone the Special Meeting: If a quorum is present at the Special Meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of the proposal is greater than the number of shares voted against the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for stockholder approval when a quorum is present at the meeting. If a quorum is not present at the Special Meeting, the Proposal to Adjourn or Postpone the Special Meeting will require the approval of the holders of a majority of the voting power of our Common Stock present in person or by proxy at the Special Meeting. Abstentions would have the same effect as a vote against this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the Special Meeting.

Voting of Proxies

All proxies will be voted in accordance with the instructions of the stockholder unless revoked as described below. If no choice is specified, the proxies will be voted FOR the approval of the Sale Proposal and FOR the approval of the Proposal to Adjourn or Postpone the Special Meeting set forth in the accompanying Notice of Meeting and on the proxy card. Under Delaware law, proxies marked as abstentions are not counted as votes cast, but will be considered present and entitled to vote to determine if a quorum exists. In the discretion of the proxy holders, the proxies will also be voted for or against such other matters as may properly come before the Special Meeting. Management is not aware of any other matters to be presented for action at the Special Meeting.

Under rules of the New York Stock Exchange, matters subject to stockholder vote are classified as “routine” or “non-routine.” In the case of non-routine matters, brokers may not vote shares held in “street name” for which they have not received voting instructions from the beneficial owner (“Broker Non-Votes”), whereas they may vote those shares in their discretion in the case of any routine matter. Broker Non-Votes will not be counted for purposes of calculating whether a quorum is present at the Special Meeting or for purposes of determining the numbers of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. The Sale Proposal and the Proposal to Adjourn or Postpone the Special Meeting are non-routine matters. Thus, Broker Non-Votes will not be counted for the purpose of determining a quorum at the Special Meeting. Broker Non-Votes will have the effect of a vote “against” the Sale Proposal. Broker Non-Votes will not have any effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting. Therefore, it is important that you complete and return your proxy early so that your vote may be recorded.

Revocability of Proxies

Execution of a proxy by a stockholder will not affect such stockholder’s right to attend the Special Meeting and to vote in person. A stockholder who completes and returns the proxy that accompanies this proxy statement may revoke that proxy at any time before the closing of the polls at the Special Meeting. A stockholder may revoke a proxy by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of the Company at the Company’s main office address at any time before the Special Meeting. Stockholders may also revoke proxies by delivering a duly executed proxy bearing a later date to the inspector of election at the Special Meeting before the close of voting, or by attending the Special Meeting and voting in person. You may attend the Special Meeting even though you have executed a proxy, but your presence at the Special Meeting will not automatically revoke your proxy.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the safe harbor created thereby. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.

Actual results could differ materially from those contained in the forward-looking statements. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: economic crises; uncertainties surrounding the sale transaction, including: the uncertainty as to the timing of the closing and whether our stockholders will approve the sale transaction; the possibility that competing offers for the business to be sold will be made; the possibility that various closing conditions for the sale transaction may not be satisfied or waived; the possibility that Silvermark could terminate the Stock Purchase Agreement during the due diligence period, and the effects of disruption from the sale transaction making it more difficult to maintain relationships with employees, customers and other business partners.

These and additional factors to be considered are set forth under “RISK FACTORS” beginning on the next page of this proxy statement.

Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this proxy statement may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this proxy statement. Except as required by applicable law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

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RISK FACTORS

In addition to the other information contained in this proxy statement, you should carefully consider the following risk factors relating to the sale transaction.

While the sale transaction is pending, it creates uncertainty about our future, which could materially and adversely affect our business, financial condition and results of operations.

While the sale transaction is pending, it creates uncertainty about our future. Therefore, our current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with us pending consummation of the sale transaction or termination of the Stock Purchase Agreement. In addition, while the sale transaction is pending, we are subject to a number of risks, including:

•	the diversion of management and employee attention from our day-to-day business; the potential disruption to business partners and other service providers;

•	the loss of employees who may depart due to their concern about losing their jobs following the sale transaction or a shift in loyalty of employees of the businesses to be sold who see Silvermark as their de facto employer even before the consummation of the sale transaction; and

•	our inability to respond effectively to competitive pressures, industry developments and future opportunities.

The occurrence of any of these events individually or in combination could materially and adversely affect our business, financial condition and results of operations. We have also incurred substantial transaction costs in connection with the sale transaction, and we will continue to do so until the consummation of the sale transaction.

The Stock Purchase Agreement limits our ability to pursue alternatives to the sale transaction.

The Stock Purchase Agreement contains provisions that make it substantially more difficult for us to sell the Company or Centers to a party other than Silvermark. Specifically, we were required to end discussions with respect to other acquisition proposals when we entered into the Stock Purchase Agreement. We also cannot, and we are required to cause our representatives not to, directly or indirectly, initiate, solicit, or knowingly encourage any inquiries regarding, any acquisition proposal or otherwise negotiate or provide non-public information regarding the business to be sold in connection with, an acquisition proposal. However, if our board of directors determines in good faith that an unsolicited acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, we may participate in negotiations regarding the acquisition proposal. These provisions, in addition to the requirement that we pay $4.6 million to Silvermark in connection with terminating the Stock Purchase Agreement to pursue an acquisition proposal, could discourage a third party that might have an interest in acquiring the Company or Centers from considering or proposing such an acquisition, even if that party was prepared to pay consideration with a higher value than the purchase price to be paid by Silvermark.

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We may not receive all regulatory approvals and consents required in order for us to consummate the sale transaction.

The sale transaction cannot be consummated until all required consents, approvals and waiting periods under applicable antitrust laws have been received or have expired or terminated, as appropriate, and all other material governmental approvals and consents have been obtained and are in full force and effect. We and Silvermark have submitted or are in the process of submitting required filings to all relevant regulatory authorities, and although we do not expect those regulatory authorities to raise any significant objections in connection with their review of the sale transaction, we cannot assure you that we will obtain all required regulatory approvals and consents, that certain regulatory approvals and consents may not be delayed or that any regulatory approvals will not contain terms, conditions or restrictions that would be detrimental to us, Silvermark and our collective abilities to close the sale transaction.

The failure to consummate the sale transaction may materially and adversely affect our business, financial condition and results of operations.

Silvermark’s obligation to close the sale transaction is subject to a number of conditions, including our stockholders’ approval of the Sale Proposal, the receipt of the approvals and consents from regulatory authorities discussed above and the absence of a Material Adverse Change, as defined under “PROPOSAL #1 – THE SALE PROPOSAL — Conditions to Closing” below. We cannot control some of these conditions and we cannot assure you that they will be satisfied, or that Silvermark will waive any that are not satisfied. If the sale transaction is not consummated, we may be subject to a number of risks, including the following:

•	we may not be able to identify an alternate transaction, or if an alternate transaction is identified, such alternate transaction may not result in an equivalent price to what is proposed in the sale transaction;

•	the trading price of our common stock may decline to the extent that the current market price reflects a market assumption that the sale transaction will be consummated;

•	our relationships with our customers, suppliers and employees may be damaged beyond repair and our business may be harmed; and

•	in certain instances we may be required to pay Silvermark a termination fee of $4.6 million.

The occurrence of any of these events individually or in combination could materially and adversely affect our business, financial condition and results of operations, which could cause the market value of our common stock to decline.

If the Stock Purchase Agreement is terminated under specified circumstances we will be required to pay Silvermark a fee of $4.6 million. The requirement to pay this termination fee may discourage third parties from submitting an acquisition proposal.

We are required to pay Silvermark $4.6 million plus reimbursement for costs and expenses incurred by Silvermark in connection with the sale transaction, in cash, within two business days of termination if the Stock Purchase Agreement is properly terminated by:

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•	Silvermark, if the termination is due to our breach of a representation, warranty or covenant in the Stock Purchase Agreement and such breach was not cured within twenty business days after notification by Silvermark to us of the breach;

•	either us or Silvermark, if the sale transaction has not closed by April 30, 2013; provided that, if both (i) the special meeting has not occurred and, prior to the termination, an acquisition proposal has been communicated to us or has been publicly announced or publicly made known to our stockholders, and not withdrawn, and (ii) within twelve months after the termination we have completed or entered into a definitive agreement with respect to the acquisition proposal, then the termination payment will be payable at the closing of the transactions contemplated by the acquisition proposal;

•	Silvermark, if before our stockholders approve the Sale Proposal, (i) we have accepted a superior proposal or entered into negotiations with a third party regarding an acquisition proposal, (ii) our board of directors has withdrawn or modified its recommendation to vote in favor of the Sale Proposal, or (iii) if we or our board of directors publicly propose to do either (i) or (ii);

•	us in order to enter into a transaction that is a superior proposal if our stockholders have not yet approved the Sale Proposal; or

•	us, in a manner that is not in accordance with the Stock Purchase Agreement.

If Silvermark terminates the Stock Purchase Agreement because either (i) the Lenders realize upon their foreclosure actions or upon their mortgage or security interest in any or all Centers’ assets, or (ii) Centers fails to obtain the Centers Ruling, we are not required to pay the $4.6 million termination payment, but we are required to pay Silvermark up to $500,000 in reimbursement for costs and expenses incurred by Silvermark in connection with the transaction in cash within two business days of termination.

The requirement that we pay Silvermark the termination fee and/or costs and expenses may discourage third parties from submitting an acquisition proposal as it could add to the price they would pay, or the value they would receive, in any such transaction.

We may not be successful in the satisfaction, release or termination of the Centers Warrants, which is a condition to closing the Stock Purchase Agreement.

As a condition to the closing of the Stock Purchase Agreement, we are required to fully satisfy, release or terminate the rights and obligations of the parties to the Credit Agreement and related documents, including the Centers Warrants. The satisfaction of this condition may require us to negotiate with ABC Funding and the Lenders. We may be unsuccessful in these negotiations. A description of the Centers Warrants is set forth in the section of this proxy statement titled, “PROPOSAL #1 – THE SALE PROPOSAL – Background of the Transaction.”

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Our estimated cost to repurchase the Centers Warrants may be materially different from the amount actually paid.

Based on the warrant agreement under which they were issued, we estimate the value of the Centers Warrants to be $4,403,666. However, the Lenders may claim that the value of the Centers Warrants is higher. We have made claims against the Lenders in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida. Resolution of those claims may significantly reduce the net amount that we are obligated to pay the Lenders. A detailed calculation of our estimate of the value of the Centers Warrants is set forth in the section of this proxy statement titled, “PROPOSAL #1 – THE SALE PROPOSAL – Effects of the Transaction.”

We may be required to pay up to 1.5% of the purchase price to an investment banking firm.

We may be required to pay up to 1.5% of the purchase price to Innovation Capital, LLC under an engagement letter dated May 3, 2011. Although we delivered Innovation a letter dated July 11, 2012, terminating the engagement, on July 12, 2012, we received a letter from Innovation which asserted that the engagement is not terminable until May 3, 2013. We have made claims against Innovation in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida. Resolution of those claims may significantly reduce the net amount that we are obligated to pay Innovation. See “PROPOSAL #1 – THE SALE PROPOSAL – Background of the Transaction” and “PROPOSAL #1 – THE SALE PROPOSAL – Effects of the Transaction.”

The sale may leave us with no immediate source for working capital.

Payment of the purchase price is subject to adjustment for repayment of indebtedness, satisfaction of the Centers Warrants, and to fund the $7.5 million escrow account. These adjustments may result in our receiving a nominal amount of cash at closing, or no cash at all. Centers currently is our only operating asset and only source for working capital. As such, consummation of the sale transaction may leave us with no immediate source for working capital.

Our directors and executive officers have interests in the sale transaction that may be in addition to, or different from, the interests of our stockholders.

Stockholders should be aware that our directors and executive officers have financial interests in the sale transaction that may be in addition to, or different from, the interests of our stockholders generally. These interests include agreements of certain executive officers that provide for employment by Centers upon the consummation of the sale transaction. The board of directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the sale transaction and Stock Purchase Agreement and in recommending to our stockholders that they approve the Sale Proposal. See “PROPOSAL #1 – THE SALE PROPOSAL – Interests of Certain Persons in the Matters to be Acted Upon.”

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There can be no assurances we will be successful in repaying our existing indebtedness.

We will use substantially all the proceeds from the sale transaction to pay down our existing indebtedness and to provide funding for transaction-related costs and expenses. Also, $7.5 million of the purchase price will remain in escrow for up to 3 years following the consummation of the sale transaction. We have not yet initiated substantive discussions and negotiations with our noteholders or lenders, as applicable, and there can be no assurances that we will be able to negotiate repayment of our indebtedness as we currently anticipate, or that any new financing will be available to us. Any new financing may be subject to higher interest rates, may include less favorable terms or may require us to agree to additional or more severe restrictions on our business activities as compared to those of our current indebtedness.

The Stock Purchase Agreement may expose us to contingent liabilities.

We have agreed to indemnify Silvermark for certain breaches of any representation, warranty or covenant made by us in the Stock Purchase Agreement, in each case subject to certain limitations. Our indemnification obligations are not subject to limitations. At closing, $7.5 million of the purchase price will be placed in escrow for up to 3 years for purposes of repayment to Silvermark of any of our indemnification obligations. Our indemnification obligations are not limited by the amount of the escrowed proceeds. Significant indemnification claims by Silvermark could materially and adversely affect our business, financial condition and results of operations.

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PROPOSAL #1

THE SALE PROPOSAL

Parties to the Transaction

Florida Gaming Corporation

The Company is publicly traded on the OTC Bulletin Board (symbol: FGMG). The Company’s sole business is the ownership of equity in Centers and Tara Club.

Florida Gaming Centers, Inc.

Centers’ primary businesses are (1) the operation of a jai-alai fronton and a casino in Miami, Florida; (2) the operation of a jai-alai fronton and a card room in Ft. Pierce, Florida, and (3) holding a dormant permit to operate a jai-alai fronton in Tampa, Florida.

Silvermark LLC

Silvermark LLC currently does not conduct any business operations.

The Company’s principal executive offices are located at 3500 NW 37th Avenue Miami, Florida 33142. The telephone number of the Company’s principal executive offices is (305) 633-6400. Silvermark’s address is: 430 Park Avenue, 5th Floor, New York, NY 10022.  Its telephone number is (212) 308-9000.

Background of the Transaction

For our stockholders to fully understand the background of the sale transaction, our board of directors and management believe it is important to describe our relationship with the Lenders and ABC Funding.

In January 2008, when Miami-Dade County, Florida approved casino gambling, our board of directors and management began seeking financing for purposes of constructing a casino at Centers’ Miami fronton.

In October 2010, the Company engaged Innovation Capital, LLC (“Innovation”) as the Company’s exclusive financial adviser and sole placement agent in connection with raising the necessary capital to fund an expansion of the Miami fronton and construction of the casino.

Innovation initially reached out to three prospective lenders to assess their levels of interest. Of the prospective lenders, we, with the assistance of Innovation, engaged in discussions with only the Lenders in November 2010.

After prolonged negotiations, the Company and Centers entered into a Credit Agreement with the Lenders and ABC Funding on April 25, 2011. The Credit Agreement provided for an $87,000,000 senior secured term loan (the “Loan”) with a maturity date of April 25, 2016. The Loan was issued at a price of 98.0% and generally bore regular interest at a rate of 15.75% per annum.

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At the closing of the Loan, the Lenders received warrants, with a $0.01 per share exercise price, equal to 35% of the stock in Centers (the “Centers Warrants”) pursuant to a Warrant Agreement which provided that the percentage of the stock of Centers subject to the Centers Warrants increased by one one-hundredth percent (0.01%), up to a maximum of 10.0%, for each slot machine made available for gaming at Hialeah Park Race Track at any time while the Centers Warrants were outstanding.  Centers had the ability to reduce the Hialeah increase by up to one-half, if actual financial performance during the term of the Credit Agreement exceeded certain thresholds, by paying the Lenders an aggregate of $500,000 for each percentage point Centers wished to deduct from the Hialeah increase.

The Credit Agreement contained various representations and warranties, events of default, and affirmative and negative covenants, including (among others) restrictions on indebtedness, liens, transactions with affiliates, and acquisitions, consolidations, mergers and asset sales. The Credit Agreement also contained financial covenants including, (i) maximum leverage, (ii) minimum fixed charge coverage, (iii) maximum capital expenditures, and (iv) minimum earnings before interest, taxes, depreciation, amortization and management fees (EBITDAM).

As security for the Credit Agreement, the Company, Centers and City National Bank of Florida, as Trustee under the Land Trust Agreement dated January 3, 1979, known as Trust Number 5003471 (the “Land Trust”), granted to ABC Funding mortgages in certain real property owned by the Company, Centers and the Land Trust in St. Lucie, Florida and Miami-Dade County, Florida, respectively. As additional security under the Credit Agreement: (1) Centers collaterally assigned all of its rights in the Land Trust to ABC Funding; (2) the Land Trust, the Company, Freedom Holding and Tara Club each executed a Credit Party Guaranty in favor of ABC Funding, guaranteeing Centers’ obligations under the Credit Agreement; and (3) the Company, Centers, Tara Club and Freedom Holding executed Pledge Agreements granting ABC Funding a security interest in substantially all of their personal property.

On May 3, 2011, we again engaged Innovation as our exclusive financial advisor in connection with raising debt and/or equity capital, restructuring or reorganizing the Company, or a sale, merger or other acquisition of the Company.

During the term of the Loan, a number of events of default occurred under the Credit Agreement and the other loan documents.

On September 20, 2011, the Company, Centers, ABC Funding and certain Lenders entered into a letter agreement, which we refer to as the “first letter agreement,” whereby the Lenders consented to the issuance by Freedom Holding of a promissory note to Centers in the amount of $54,835.61.

The first letter agreement was required because, on June 15, 2011, Centers distributed $54,835.61 to the Company to provide the Company with the ability to loan such funds to Freedom Holding. The Company, with approval from its board of directors, loaned $54,835.61 to Freedom Holding (the “Note”). Freedom Holding used the proceeds from the Note to pay certain accumulated interest expenses on a commercial loan Freedom Holding owed to a financial institution secured by Freedom Holding’s stock in the Company.

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Following the issuance of the Note, the Company and Centers disclosed the Note to ABC Funding and the Lenders. The movement of funds from Centers to the Company and ultimately to Freedom Holding through the issuance of the Note was inconsistent with the terms of the Credit Agreement. Following discussions among the parties, Freedom Holding repaid the Note and the Lenders consented to the previous issuance of the Note provided that Centers and the Company pay ABC Funding a consent fee in the amount of $377,000.00 (the “Consent Fee”). The parties entered into the first letter agreement on September 20, 2011.

Under the terms of the first letter agreement, the Consent Fee was to be paid on or before October 1, 2011. Subject to the satisfaction of conditions in the Credit Agreement, the Company and Centers used funds from a Contingency Reserve Account (provided for by the Credit Agreement) to pay the Consent Fee.

The casino opened on January 23, 2012, eight days after the opening date required under the Credit Agreement. The Credit Agreement required the casino to open on or before January 15, 2012. In addition, certain opening conditions set forth in a disbursement agreement among Centers, the Company and ABC Funding were not satisfied before the opening date, again putting the Company and Centers in default. The disbursement agreement established the terms under which funds could be disbursed under the Credit Agreement.

On February 2, 2012, we entered into a second letter agreement with ABC Funding whereby ABC Funding consented to the use of funds in a holdback account (established by the Credit Agreement) to pay off a loan incurred by Centers as part of building the casino. An additional default under the Credit Agreement occurred when the loan was repaid eleven days after the opening date instead of within ten days after the opening date, as required by the Credit Agreement.

On February 17, 2012, we entered into a third letter agreement with ABC Funding whereby ABC Funding consented to a disbursement of funds to the Company in spite of the existence of certain events of default under the Credit Agreement and certain ancillary agreements. As part of the third letter agreement, ABC Funding and the Lenders required that we release them for any claims relating to their disbursement of funds while events of default existed under the Credit Agreement.

On April 23, 2012, we entered into a fourth letter agreement with ABC Funding, in which we acknowledged certain Events of Default existing under the Credit Agreement and ancillary agreements, which was required by ABC Funding to make future disbursements under the Loan. The acknowledged Events of Default included, without limitation, failure to open the casino on or before January 15, 2012, failure to pay the loan within ten days of the opening date of the casino, failure to use an accountant approved by ABC Funding for 2011 audited financial statements, making payments to service other indebtedness of the Company and having another gaming license issued under the Florida gaming laws. As part of the fourth letter agreement, ABC Funding and the Lenders required that the Company and Centers release them for any claims relating to their disbursement of funds while events of default existed under the Credit Agreement.

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In July 2012, we notified the Lenders and ABC Funding that Centers had made payment of $100,323 to the Company in June 2012 which we subsequently used for payment to Freedom Holding in the same amount under a promissory note. Freedom Holding used these funds to make an interest payment on a loan. We also notified the Lenders and ABC Funding at that time that Centers had distributed $65,000 to the Company, $25,000 of which was used to pay Freedom Financial under a consulting agreement. The Company also paid $25,000 to Freedom Financial in July 2012. Freedom Financial is an entity controlled by our Chairman, W. Bennett Collett, and partially owned by our President/CEO, W. Bennett Collett, Jr.

On July 11, 2012, we terminated Innovation’s engagement. (On July 12, 2012, Innovation delivered a letter to us asserting that the engagement did not become terminable until May 3, 2013.)

On July 25, 2012, we received notice from ABC Funding that all amounts on deposit in two accounts holding funds under the Credit Agreement had been withdrawn and applied against our Credit Agreement obligations.

During August 2012, we pursued the possibility of restructuring under the protections of Chapter 11 of the U.S. Bankruptcy Code. After discussions with management and our financial and legal and advisers, we determined that we did not have sufficient ongoing revenues for a Chapter 11 restructuring to be successful.

On August 1, 2012, we delivered notice to ABC Funding and the Lenders that we would not make the scheduled principal payment of $2,362,408.45 due on July 31, 2012 under the Credit Agreement.

On August 9, 2012, ABC Funding delivered notice to us of acceleration of all of Centers’ outstanding obligations (the “Obligations”) under the Credit Agreement. The Notice also demanded payment by the Company as a guarantor of the Obligations. The acceleration notice also stated an additional Event of Default as a result of Centers’ failure to pay the scheduled principal payment on July 31, 2012.

Pursuant to the Credit Agreement, the Lenders had the right to accelerate all principal, interest and other amounts due thereunder, during the continuation of an Event of Default by giving notice of such acceleration to the Company and to Centers. During the continuation of an Event of Default, the interest rate payable under the Credit Agreement was 17.75%. Upon the Company’s and Centers’ receipt of the acceleration notice, the Obligations became immediately due and payable.

Throughout 2012, the Company and Centers attempted to negotiate with ABC Funding and the Lenders for purposes of restructuring the Credit Agreement. Early in this period, it became clear to us that negotiations involving our management and the principals of ABC Funding and the Lenders would be unsuccessful. All negotiations between us and the Lenders were thereafter conducted by our professional advisers.

In August 2012, we engaged Rossoff & Co. (“Rossoff”) to act as our financial adviser for purposes of advising the Company in a restructuring of the Credit Agreement and the ancillary documents. Rossoff advised the Company that the obligations owed to the Lenders under the Credit Agreement exceeded Centers’ enterprise value.

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On or about August 10, 2012, through Rossoff, the Lenders and ABC Funding verbally offered to acquire substantially all of Centers’ equity (80%) in exchange for, among other things, the release of the Company’s obligations under the Credit Agreement and related documents.

On August 24, 2012, we received a summary term sheet from the Lenders describing a transaction by which the Lenders or their affiliate would acquire 85% of Centers’ equity in exchange for the release of the Company from certain of its obligations under the Credit Agreement (the “Lenders Proposal”).

On August 26, 2012, at the request of the holder of the Company’s Series AA Preferred Stock, Prides Capital Partners, LLC, the Company engaged Houlihan Capital, for purposes of seeking out equity or debt financing for purposes of replacing the Credit Agreement with the Lenders.

On August 30, 2012, our President/CEO and our COO had a preliminary telephone conversation with representatives from Party A relating to a proposed purchase of Centers by Party A.

On August 31, 2012, we received a term sheet outlining Party A’s offer.

On September 4, 2012, the Lenders’ outside counsel delivered drafts of the Lenders Proposal documents. Under the Lenders Proposal, as originally presented:

•	The Company would have been released from its obligations under the Credit Agreement, except that its pledge of its then 15% interest in Centers would remain as collateral under the Credit Agreement.

•	Centers would have entered into a consulting agreement with the Company, paying the Company $65,000 per month for a two year period.

•	The Company’s President/CEO, and the Company’s COO, would have entered into Separation and Consulting Agreements with Centers which would have paid them their current base salaries for a period of six months, followed by 24 months in which they would have received half of their base salaries. These Separation and Consulting Agreements provided for the executives to be available to Centers 24 hours per week.

o	These Separation and Consulting Agreements were conditioned on Centers’ terminating the current employment agreements of our President/CEO and our COO.

•	The Company would have retained a 15% equity interest in Centers;

o	In connection with the Lenders Proposal, the Company would have entered into a Stockholders Agreement with an affiliate of the Lenders, providing:

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▪	The Company the right to drag-along or tag-along in connection with a sale of stock by Centers’ other stockholder(s);

▪	The Lenders’ affiliate a right of first refusal to buy some or all of any shares in Centers that the Company proposed to sell to a third party;

▪	The Company with no board observation rights;

▪	No dilution protection to the Company;

▪	The obligation of the Company to indemnify Centers and the Lenders’ affiliate for any liability of Centers, whether known or unknown, arising before the date of a closing of the Lenders Proposal;

▪	The obligation for the Company to indemnify Centers and the Lenders’ affiliate for any claim brought against Centers by the Company or any of the Company’s affiliates;

▪	The right of Centers to offset any payments under the Company’s proposed consulting agreement by the amount of any indemnification claims; and

▪	The right of the Lenders’ affiliate to reimbursement by Centers for all reasonable out-of-pocket fees, costs and expenses (including any fees, costs or expenses related to legal, accounting or other support services) incurred by it in connection with the management and operation of Centers.

Because the Lenders did not have a Florida gaming license, they would not immediately be able to exercise the warrant to purchase 85% of Centers’ equity the Lenders would have received under the Lenders Proposal. Therefore, the Lenders proposed that in the time gap period from the time of entry into the Lenders Proposal until the Lenders were able to exercise their warrants, Centers would be operated by a Chief Restructuring Officer (“CRO”). The CRO was to be engaged by Centers, but would be designated by the Lenders.

Under the Lenders Proposal, during the gap period described above, the Credit Agreement would remain in effect, and any defaults occurring from the acts or omissions of the (Lender-designated) CRO would have been treated as defaults by us although we would have had no control to prevent such defaults. The Lenders Proposal also would have eliminated our ability to prepay the Obligations if we were able to find alternative financing or another buyer for Centers.

The Lenders Proposal was conditioned on the Company’s stockholders’ approval of the transaction.

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On September 5, 2012, ABC Funding, on behalf of the Lenders, filed complaints against the Company, Centers, and Tara Club seeking: (i) an award of damages in excess of $84,000,000 against Centers for breach of the Credit Agreement; (ii) enforcement of the Credit Party Guaranty against the Company, including an award of damages in excess of $84,000,000; (iii) to foreclose on the collateral secured by the Miami mortgage, the St. Lucie mortgage, the Pledge Agreement and the assignment of the Florida Land Trust, including certain real property owned by Centers and the Land Trust in Miami-Dade County, Florida and in St. Lucie, Florida; and (iv) the appointment of a receiver to take control of the operations of certain real property owned by Centers and the Land Trust in Miami-Dade County, Florida. ABC Funding filed the complaints in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida and in the Circuit Court of the Nineteenth Judicial District in and for St. Lucie County, Florida.

On or around September 7, 2012, Rossoff discussed with the Lenders’ financial advisors concerns we had with the Lenders Proposal documents and our proposed resolutions. Our concerns with the Lenders Proposal included: our limited rights under the Stockholders Agreement, including the Lenders’ affiliate’s ability to dilute our ownership of Centers and to offset payments under our proposed consulting agreement by amounts for which it deemed we were obligated to indemnify Centers, and our lack of observation rights; concerns about the gap period in general, but particularly our concerns about a Chief Restructuring Officer operating Centers during that period; our inability to prepay the Obligations; the requirement that we pledge our minority interest in Centers as security for obligations no longer under our control; and the terms upon which Centers’ CEO and COO would be terminated.

On September 9, 2012, we received a draft letter of intent from Party A proposing a purchase of Centers by Party A for a purchase price of $134,520,000. Following discussions with Party A, management determined that Party A could not provide sufficient assurance of financing, and we ceased discussions with Party A on or about September 17, 2012.

On September 11, 2012, Rossoff had conversations with the Lenders’ financial advisers to again express our concerns regarding the Lenders Proposal documents. Based on Rossoff’s reports of those conversations, later that day, our outside legal counsel engaged in discussions with the Lenders’ outside legal counsel to discuss these concerns.

On September 12, 2012, Rossoff and our outside legal counsel engaged in a telephone conference with the Lenders’ outside legal counsel and financial advisors to discuss the previous day’s conversations and our continuing concerns regarding the Lenders Proposal documents.

On September 19, 2012, the Company’s Chief Executive Officer had an initial telephone conversation with a principal of Silvermark to discuss the possibility of a sale of Centers. From this point until October 16, 2012, the Company negotiated on dual tracks with the Lenders/ABC Funding and Silvermark.

On September 20, 2012, the Lenders’ outside counsel delivered a draft Letter Agreement for the engagement by Centers of a Chief Restructuring Officer.

On or about September 20, 2012, Silvermark’s representatives contacted the Company’s representatives to inquire about the Credit Agreement and the Centers Warrants. Specifically, Silvermark’s representatives inquired as to whether the Company and Centers could repay the Lenders under the Credit Agreement, including extinguishment, redemption or repurchase of the Centers Warrants.

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On September 21, 2012, representatives of the Company and of Silvermark held discussions surrounding the value of Centers. At that time, the Company’s representatives indicated their belief that Center’s enterprise value was approximately $120 million.

Also on September 21, 2012, our outside legal counsel engaged in another telephone conference with the Lenders’ outside legal counsel to discuss our continuing and unresolved concerns regarding the Lenders Proposal documents.

On September 22, 2012, the Lenders’ outside counsel delivered to us a revised set of draft Lenders Proposal documents.

On September 25, 2012, while continuing to negotiate with ABC Funding and the Lenders, and at the insistence of ABC Funding and the Lenders, Centers engaged David Jonas to act as Centers’ Chief Restructuring Officer pursuant to an Engagement Letter between Mr. Jonas and Centers. The Engagement Letter authorized and empowered Mr. Jonas to: direct, oversee and manage Centers' daily operations, including, without limitation, sole responsibility for all treasury functions and day-to-day cash flow decisions; manage Centers’ cash flow and liquidity; make recommendations for and implement improvements; assist in evaluating current management and employees, reporting and governance procedures and implement appropriate alterations; attend meetings of Centers’ board of directors; and, provide any ongoing operational and financial updates and any other information required under the Credit Agreement.

Also on September 25, 2012, our outside legal counsel delivered to the Lenders a revised set of the Lenders Proposal documents reflecting our required changes.

Between September 28, 2012 and October 1, 2012, Silvermark’s representatives had various conversations with our Florida litigation counsel to discuss issues surrounding the Company’s litigation with ABC Funding and the Lenders.

On September 28, 2012, the Lenders’ outside counsel delivered a revised set of draft Lenders Proposal documents, rejecting many of the changes we proposed on September 25, 2012.

On October 2, 2012, Silvermark’s representatives requested that we negotiate exclusively with Silvermark for purposes of a transaction involving Centers. We informed Silvermark that we needed to have the ability to continue negotiations with ABC Funding and the Lenders.

Between October 3, 2012 and October 10, 2012, we engaged in numerous telephone discussions with Silvermark’s principals involving a transaction for the purchase of Centers by Silvermark.

On October 5, 2012, the Lenders’ outside counsel delivered another revised set of draft Lenders Proposal documents, continuing to ignore many of the changes we proposed on September 25, 2012.

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On October 11, 2012, Silvermark’s representatives presented the Company with a draft Letter of Intent, contemplating a potential transaction for Silvermark’s purchase of Centers. Included with the Letter of Intent was a letter agreement providing that, upon consummation of the proposed transaction, our President/CEO, W. Bennett Collett, Jr., and our COO, Daniel Licciardi, would enter into three-year employment agreements with Centers under which Mr. Collett would receive $300,000 annual base salary and Mr. Licciardi would receive $225,000 annual base salary. Both would be eligible for an annual discretionary bonus.

On October 15, 2012, we entered into a non-binding Letter of Intent with Silvermark for the purchase of all of Centers’ equity based on an enterprise value of approximately $130 million.

On October 16, 2012, we provided the Lenders with proposed final versions of the Lenders Proposal documents.

On October 17, 2012, we received an email from the Lenders’ outside legal counsel rejecting all of our requested changes to the draft Lenders Proposal. On that date negotiations ceased between the Company and the Lenders.

On October 18, 2012, ABC Funding filed motions requesting the immediate appointment of Mr. Jonas as receiver to take operational control of Centers, alleging that the appointment of a receiver was necessary to protect the property that was pledged to the Lenders under the Credit Agreement. The motions further alleged that: Centers was unable to manage its contractual obligations appropriately and to protect the collateral of its secured creditors; Centers was incapable of adhering to the corporate structure by which it and the Company are required to operate; Centers’ funds have been misappropriated and misallocated; and the assets that are available to repay the loan were in danger of being dissipated in violation of the Credit Agreement.

On October 19, 2012, our negotiations with the Lenders regarding the Lenders Proposal having ceased, Centers’ board of directors terminated the engagement of Mr. Jonas as Centers’ Chief Restructuring Officer.

On October 22, 2012, the Company received a due diligence check list/request from Silvermark relating to the potential transaction.

On October 23, 2012, our President/CEO, W. Bennett Collett, Jr., executed a letter agreement with Silvermark providing that, upon consummation of a transaction with Silvermark, he would enter into a three-year employment agreement with Centers under which he would receive $300,000 annual base salary and be eligible for an annual discretionary bonus.

On October 25, 2012, our President/CEO and other Company representatives met in Miami, FL with representatives of Silvermark to discuss a potential transaction between the parties. That day, the Company and its counsel began providing documents related to Silvermark’s due diligence request.

On November 2, 2012, the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida entered an emergency order appointing Mr. Jonas as Temporary Receiver of Centers’ assets. The appointment was made effective as of October 25, 2012, and the court scheduled a hearing for November 27, 2012 to consider whether Mr. Jonas should be appointed as receiver through the pendency of the litigation.

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On November 5, 2012, Silvermark’s outside legal counsel delivered a preliminary draft Stock Purchase Agreement relating to the transaction described in the Letter of Intent.

On November 15, 2012, we received unsolicited revised drafts of the Lenders Proposal documents from the Lenders’ outside legal counsel. The correspondence indicated that the Lenders’ affiliate had “received positive news from the Florida Gaming Division and, as getting the Division’s approval of the gaming license should no longer be an issue,” those drafts eliminated completely the concept of the gap period. However, they did not address our other issues with the documents, including, in particular, our limited rights under the Stockholders Agreement.

On November 16, 2012, we provided Silvermark and its representatives our initial comments to the Stock Purchase Agreement and other sale documents. We also provided draft schedules to the Stock Purchase Agreement.

On November 19, 2012, our President/CEO, our COO, and our outside legal counsel held a teleconference with principals of Silvermark, its outside legal counsel, and other representatives to discuss our comments to the draft Stock Purchase Agreement.

On November 24, 2012, ABC Funding delivered a letter to us proposing to modify the terms of the Lenders Proposal such that the Lenders’ affiliate would receive warrants to purchase 75% of Centers’ equity.

On November 25, 2012, our board of directors held an information session with management, our outside legal counsel, and our independent auditors during which it was informed of the status of our negotiations with Silvermark. During the information session, our board of directors discussed the proposed sale transaction and the Lenders Proposal in detail, including the letter of November 24, 2012. Our board of directors discussed matters related to Party A’s indication of interest and inquiries, the factors weighing in favor and against the Lenders Proposal and the factors weighing in favor and against the proposed transaction with Silvermark. Following a thorough discussion of each of these topics, our board of directors adjourned the information session.

Following the information session, our board of directors convened a meeting which was attended by members of management, our outside legal counsel, our independent auditors, and representatives of ABC Funding, the Lenders, and their outside legal counsel in accordance with their board observation rights under the Credit Agreement. At this meeting, our board of directors determined that the sale transaction presented the best opportunity for obtaining the greatest value for our stockholders and unanimously approved the sale transaction on the terms presented to the board at the earlier information session.

Following the meeting on November 25, 2012, we entered into the Stock Purchase Agreement with Silvermark.

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Past Contacts, Transactions or Negotiations

Approximately three years ago, the Company and representatives of Silvermark, or their affiliates, engaged in brief discussions involving a potential business combination. Those discussions did not result in any meaningful transaction. From that time until discussions surrounding the transaction being proposed, the parties have engaged in no other contacts, transactions or negotiations.

Description of Proposed Employment Agreements

The Stock Purchase Agreement is conditioned upon our President/CEO, W. Bennett Collett, Jr., and our COO, Daniel Licciardi, entering into three-year employment agreements with Centers under which Mr. Collett would receive a $300,000 annual base salary and Mr. Licciardi would receive a $225,000 annual base salary. Both would be eligible for an annual discretionary bonus.

Governmental and Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and the rules promulgated under the Federal Trade Commission, or FTC, the sale transaction may require each of the Company and Silvermark to file a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or DOJ, under the HSR Act. If so required, the parties will prepare their respective HSR filings for submission to the FTC and DOJ.

At any time before or after consummation of the sale transaction, notwithstanding the termination of any waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the sale transaction, or part of it, seeking divestiture of substantial assets of the Company or Silvermark, requiring the Company or Silvermark to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the consummation of the sale transaction, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under state law or the antitrust laws of the United States as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the sale transaction or seeking divestiture of substantial assets of the Company or Silvermark. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Fairness of the Transaction

We have not engaged an investment banker to provide an opinion regarding the fairness of this transaction to our stockholders. Our board of directors has determined that, given the Company’s limited options and notwithstanding the interests of our Chairman, our President/CEO and our COO in the consummation of the sale transaction, in light of the circumstances facing the Company, the sale transaction is fair to the Company and its stockholders.

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By virtue of their positions as Chairman and CEO of the Company, respectively, W. Bennett Collett, Sr. and W. Bennett Collett, Jr. have an interest in the sale transaction. See also the disclosure in the section of this proxy statement titled, “PROPOSAL #1 – THE SALE PROPOSAL - Interests of Certain Parties in the Matters to be Acted Upon” for further information regarding their interests in this transaction.

Effects of the Transaction

The following discussion regarding the effects of the sale transaction is not indicative of any plans of the Company or its management. The following discussion is provided to set forth certain obligations that the Company must meet before any amounts received from the consummation of the sale transaction may be distributed to common stockholders.

Corporate Existence/SEC Registration

Upon consummation of the sale transaction, $7.5 million of the purchase price will be placed in escrow for up to three years to indemnify Silvermark against obligations of the Company after the closing. Pursuant to the Indemnification Escrow Agreement, the escrow agent will release $70,000 per month to the Company as long as there are no outstanding claims for indemnification or outstanding Excluded Liabilities or Excluded Litigation with unspecified Losses or Potential Losses or until the escrow amount reaches $5,000,000. Because of the three-year term of the Indemnification Escrow Agreement, management expects the Company to maintain its corporate existence during that period. If so, management and our board of directors expect to reevaluate our strategic options upon expiration of that period.

We estimate our operating expenses to be approximately $70,000 per month, or an aggregate of $2,520,000, during the three year escrow period. If the Company receives the $70,000 monthly payment under the Indemnification Escrow Agreement, management expects to use those proceeds to continue operations during the escrow period for payment of ongoing expenses including: legal, accounting, public company expenses, and operational expenses, such as rent, utilities and salaries.

Upon the expiration of the three-year escrow period, if any of the escrowed funds are distributable to the Company, management expects to determine the use of those proceeds at that time.

Although the sale transaction would result in our having no operations, we do not believe that we will be eligible to deregister our Common Stock with the U.S. Securities and Exchange Commission. Upon consummation of the sale transaction, management will reevaluate the Company’s options with regard to continuing as a public company.

The sale transaction may result in our becoming in “investment company” as defined in the Investment Company Act of 1940.

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Repayment of the Lenders

As a condition to consummation of the sale transaction, we are required to repay the Lenders in full, including the repurchase of the Centers Warrants. The Centers Warrants entitle the Lenders to purchase 35% of Centers’ equity for nominal consideration. Under the warrant agreement under which the Centers Warrants were issued, the sale transaction constitutes a “triggering event,” under which Centers is obligated to repurchase the Centers Warrants for a purchase price determined by multiplying the “net proceeds” to the Company from the sale transaction by the “base percentage.” Using this formula, we estimate the net proceeds to the Company from the sale transaction to be $12,581,902 and the base percentage to be 35%. As such, we currently value the Centers Warrants to be approximately $4,403,666. The Lenders may claim that the value of the Centers Warrants is higher. We have made claims against the Lenders in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida. Resolution of those claims may significantly reduce the net amount that we are obligated to pay the Lenders.

Repayment of Centers’ Other Indebtedness

As a condition to consummation of the sale transaction, we are required to obtain payoff letters for all of Centers’ remaining indebtedness, excluding the Miami mortgages that are being assumed by Silvermark as part of the sale transaction, totaling approximately $11.2 million. The Stock Purchase Agreement provides Silvermark the ability to either prepay or hold back a portion of the purchase price for repayment of this remaining debt. We expect the proceeds from the sale transaction to be sufficient for this purpose. The remaining $11.2 million in indebtedness includes an intercompany payable amount totaling $5,565,743 owed to the Company.

Transaction Costs

We estimate expenses related to the sale transaction to total approximately $350,000, which amount includes, among other things, all professional fees, regulatory filing fees, and fees we will incur to print and deliver this proxy statement to our stockholders. Additionally, under our engagement letter with Innovation dated May 3, 2011, we agreed to pay Innovation a transaction fee of 1.5% of the aggregate proceeds paid to us and Centers for a “M&A Transaction.” The sale transaction may qualify as such a transaction. On July 11, 2012, we delivered a letter to Innovation terminating its engagement. On July 12, 2012, we received a letter from Innovation asserting that its engagement is not terminable until May 3, 2013. We have made claims against Innovation in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida. Resolution of those claims may significantly reduce the net amount that we are obligated to pay Innovation. If we are required to pay Innovation a transaction fee, the amount of that fee could be up to $1,941,331.

Repayment of Debt/Accounts Payable

Management expects that the consideration ultimately received by the Company in the sale transaction will be sufficient to repay all of the Company’s outstanding indebtedness. However, this may not be the case. The Company currently has the following debt obligations:

•	Accrued Expenses through October 31, 2012, totaling $2,802,796.12; and

•	Promissory Notes Payable as of December 31, 2012:

o	To Freedom Financial, a related party, totaling $2,105,744; and

o	To Freedom Holding, a related party, totaling $1,850,168.

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As described in greater detail in the section of this proxy statement titled, “PROPOSAL #1 – THE SALE PROPOSAL – Interests of Certain Parties in the Matters to be Acted Upon,” both Freedom Financial and Freedom Holding are entities controlled by our Chairman and partially owned by our President/CEO.

Possible Liquidation

After payment of transaction costs and satisfaction of debt, described above, the Company expects to consider its strategic alternatives, including whether liquidation is appropriate. If our board of directors determines to liquidate the Company, the plan of dissolution or liquidation would likely include payment of accrued but unpaid dividends on the Company’s Preferred Stock, followed by distribution of any remaining amounts, as set forth below.

Accrued but Unpaid Dividends on Preferred Stock. After paying or otherwise satisfying its creditors, before amounts may be distributed to holders of Common Stock, the Company’s board of directors must declare and the Company must pay all accrued and unpaid dividends on each class and series of its Preferred Stock, described below.

The Company’s Class A Convertible Preferred Stock, Series AA Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series F Convertible Preferred Stock all rank equally (but prior to the Common Stock) with respect to both the payment of dividends and the distribution of assets in the event of the liquidation of the Company.

As of December 31, 2012, there are issued and outstanding the number of shares of Preferred Stock set forth in the chart below. Also included in the chart is the total amount of accrued but unpaid dividends for each class and series of Convertible Preferred Stock as of December 31, 2012.

Class/Series of Convertible Preferred Stock	Number of Shares Issued and Outstanding as of December 31, 2012	Amount of Accrued but Unpaid Dividends as of December 31, 2012

Class A Convertible Preferred	27,756 shares	$100,263
Series AA Convertible Preferred	5,000 shares	$1,487,500
Series B Convertible Preferred	45 shares	$63,002
Series F Convertible Preferred**	1,000 shares	$481,703

Total		$2,132,468

*All of the Series F Convertible Preferred Stock is owned by Freedom Holding, an entity controlled by our Chairman, W. Bennett Collett, and partially owned by our President/CEO, W. Bennett Collett, Jr.

**$141,703.30 of the accrued and unpaid dividends on the Series F Convertible Preferred Stock is payable to a previous holder of shares of that series.

Liquidation Preference/Distributions to Stockholders. After payment of accrued and unpaid dividends on the Company’s Preferred Stock, the Company must first determine whether any further distribution to Common stockholders would constitute a liquidation of the Company.

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Upon a liquidation of the Company, before the Company may distribute any capital remaining after the repayment of creditors and the payment of all accrued and unpaid dividends, both described above, the Company is required to pay a preferential amount to holders of the Preferred Stock. The chart below indicates the amount of this liquidation preference that would be payable to each class and series of Preferred Stock as of September 30, 2012.

Class/Series of Convertible Preferred Stock	Liquidation Preference Payable Per Share	Amount of Liquidation Preference as of December 31, 2012

Class A Convertible Preferred	$10	$277,560
Series AA Convertible Preferred	*	$5,000,000
Series B Convertible Preferred	$1,000	$45,000
Series F Convertible Preferred**	$1,000	$1,000,000

Total		$6,322,560

* The greater of (i) all accrued but unpaid dividends plus the “stated value” of $1,000/share; and (ii) the amount the holders of Series AA Convertible Preferred would have received upon dissolution, liquidation, or winding up of the Company had such holders converted their Series AA Convertible shares into shares of Common Stock.

**All of the Series F Convertible Preferred Stock is owned by Freedom Holding, an entity controlled by our Chairman, W. Bennett Collett, and partially owned by our President/CEO, W. Bennett Collett, Jr.

If, upon consummation of the sale transaction, the Company were to liquidate, it would first be required to pay all accrued but unpaid dividends on each class and series of Preferred Stock, plus the stated liquidated preference for each class and series. If there were insufficient funds to pay all dividends and to pay each class’ and series’ liquidation preference amount, then each class and series would share ratably in any amounts available. Assuming there were amounts available, the total dividend and liquidation payout to all of the Company’s Preferred Stock is set forth in the table below.

Class/Series of Convertible Preferred Stock	Number of Shares Issued and Outstanding as of December 31, 2012	Total Liquidation Amount as of December 31, 2012

Class A Convertible Preferred	27,756 shares	$377,823
Series AA Convertible Preferred	5,000 shares	$6,487,500
Series B Convertible Preferred	45 shares	$108,002
Series F Convertible Preferred*	1,000 shares	$1,481,703

Total		$8,455,028

*All of the Series F Convertible Preferred Stock is owned by Freedom Holding, an entity controlled by our Chairman, W. Bennett Collett, and partially owned by our President/CEO, W. Bennett Collett, Jr.

The sale transaction will likely result in a “deemed liquidation” under the Series AA Preferred Stock Certificate of Designation. Under the deemed liquidation provision, holders of Series AA Preferred have the right to receive out of the assets of the Company available for distribution to stockholders, an amount in cash per share equal to the greater of (i) the stated value per share of Series AA Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof and (ii) the amount the holders of Series AA Preferred Stock would have received upon dissolution, liquidation or winding up of the Corporation had such holders converted their shares of Series AA Preferred Stock into shares of Common Stock. As of December 31, 2012, this amount was approximately $6.4 million.

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None of the classes or series of Preferred Stock is “participating” with the Common Stock with respect to the distribution of assets after such Preferred Stock’s liquidation preference has been paid. This means that after any accrued dividends are paid and the liquidation preference has been satisfied, any remaining amounts would be split equally among the outstanding shares of Common Stock.

Management has not determined how it will use any proceeds the Company receives from the sale transaction after payment of transaction-related expenses and current accounts payable.

If the sale transaction is not consummated, the Company does not have sufficient capital and does not generate sufficient capital through its operations to defend itself against the lawsuits filed by ABC Funding, and management believes the Company has exhausted all available sources of capital. If ABC Funding and the Lenders are successful in their actions against Centers and the Company, the Company would be left with no significant assets.

Dissenters’ Right of Appraisal

Under Delaware law, stockholders have no appraisal or dissenters’ rights in connection with the approval of the sale transaction. The appraisal rights provisions of Section 262 of the DGCL are not applicable to the matters disclosed in this proxy statement. Accordingly, there are no stockholder appraisal rights in connection with any of the matters discussed in this proxy statement.

Interests of Certain Parties in the Matters to be Acted Upon

In considering the recommendation of the board of directors to vote to approve the Sale Proposal, our stockholders should be aware that our directors and executive officers have financial interests in the consummation of the sale transaction that may be in addition to, or different from, the interests of our stockholders generally. The board of directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the sale transaction and Stock Purchase Agreement and in recommending to our stockholders that they approve the Sale Proposal. Our stockholders should take these interests into account in deciding whether to vote “FOR” the Sale Proposal.

The following discussion describes the different contractual arrangements and other rights of our executive officers and directors in connection with the sale transaction. As described in the section of this proxy statement titled “PROPOSAL #1 – THE SALE PROPOSAL – Effects of the Transaction,” indebtedness may be repaid or satisfied and accrued and unpaid dividends on Preferred Stock may be declared and paid before amounts would be able to be distributed to holders of Common Stock if the Company was liquidated.

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Management fees/Freedom Financial Note.

In lieu of a salary for the Company’s Chairman and former CEO, W. Bennett Collett (“Collett, Sr.”), the Company was contractually obligated to pay a management fee to Freedom Financial through March 31, 2011. Freedom Financial is wholly-owned by Freedom Holding which is controlled by Collett, Sr. The Company was unable to pay the management fees and accrued management fees to Freedom Financial of $780,000 for each of the years ended December 31, 2009 and December 31, 2010. The Company had accrued management fees of $1,560,000 during the years ended December 31, 2010 and December 31, 2009, and the Company had accrued management fees of $195,000 for the first quarter 2011. On April 25, 2011, in connection with the closing of the Credit Agreement, the Company entered into a promissory note with Freedom Financial in the amount of $1,905,000, of which $1,755,000 was for accrued but unpaid consulting fees and $150,000 was for accounts receivables from Freedom Financial. Under the promissory note, (i) the indebtedness is subordinate to the Company’s obligations under the Credit Agreement, (ii) interest is accrued instead of paid in cash, and (iii) the outstanding principal and interest becomes due and payable in full on the date that is six (6) months after the maturity date under the Credit Agreement. At December 31, 2012 the Company owed Freedom Financial $2,105,744 on this note.

Freedom Financial Consulting Agreement.

On April 25, 2011, Freedom Financial and the Company entered into a consulting agreement. Collett, Sr. is the Chairman and CEO of Freedom Financial and previously was the CEO of the Company and Centers, until his retirement effective April 25, 2011. The maximum number of hours of consulting service which Collett, Sr. is obligated to perform annually is 500 hours. Unless the consulting agreement has been terminated, Collett, Sr. may provide greater or fewer hours of consulting service than such number without affecting Freedom Financial’s compensation.

Collett, Sr. was to receive $300,000 per fiscal year in exchange for his performance of the consulting services; provided that if Centers satisfied the earnings before interest taxes, depreciation, amortization and management fees (EBITDAM) adjustment condition in the Credit Agreement with respect to a fiscal year, the compensation for that fiscal year was to be $450,000, provided further, that no portion of Collett, Sr.’s compensation that is not paid in any fiscal year does not accrue, and cannot be paid in any other fiscal year. Also, no more than 25% of any of Collett, Sr.’s compensation for any fiscal year may be paid for any fiscal quarter during that fiscal year. Collett, Sr. is eligible for reimbursement for documented expenses reasonably incurred in connection with performing the consulting services, including but not limited to expenses for travel, lodging, meals and entertainment (subject to a maximum aggregate reimbursement of $7,500 in each consecutive three-month period), and the Company has agreed to provide Collett, Sr., at its expense an office, telephone, and secretarial assistance as required.

On June 28, 2012, Mr. Collett received his first $25,000 payment for consulting services. He received a second payment of $25,000 in July 2012.

Under its terms, the consulting agreement terminated automatically on October 25, 2012 upon the appointment of a receiver for Centers. On January 8, 2013, we delivered to Freedom Financial notice of such termination.

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If, after giving effect to our then-current financial position, management deems it advisable for purposes of pursuing business opportunities, the Company may enter into a similar consulting arrangement following the consummation of the sale transaction or the termination of the Stock Purchase Agreement. Our board of directors has limited the consideration payable by the Company under any such consulting arrangement to $25,000 per month.

Freedom Holding Pledge Agreement

As additional collateral under the Credit Agreement to assist the Company in obtaining the loan, each of Freedom Holding’s stockholders, including Collett, Sr. and Collett, Jr., pledged to the Lenders their shares of capital stock of Freedom Holding under a pledge agreement. Collett, Sr. and Collett, Jr. collectively own over 90% of Freedom Holding’s equity. Freedom Holding owns 1,325,869 shares of the Company’s common stock, 1,000 shares of the Company’s Preferred F stock, and 706,000 options to purchase shares of the Company’s common stock. In January 2011, Freedom Holding pledged all 1,325,869 shares of common stock and 1,000 shares of Series F Preferred stock as collateral on a loan with a third-party financial institution.

CIB Bank/Freedom Financial Note.

On October 31, 2005, Freedom Financial purchased Centers’ First Bank (formerly CIB) loan for $2,400,000. First Bank assigned, without recourse, the note representing the loan as well as the mortgages, rents, and receivables securing the loan to Freedom Financial, but retained the right to elect between receiving a $250,000 deferred fee or exercising warrants to purchase 102,115 shares of the Company's common stock in connection with the loan. First Bank exercised all warrants in 2006. Effective October 31, 2005, Freedom Financial and Centers entered into an amended and restated loan agreement and a third amended and restated note in the principal amount of $2,400,000 with an 8% fixed interest rate. On October 31, 2008, Centers’ note payable to Freedom Financial matured and was subsequently refinanced with a $1,322,574 note payable that was issued November 1, 2008 to Freedom Holding.

The Freedom Holding note was unsecured at a 10% interest rate, with all principal and interest due May 1, 2009. The Freedom Holding note was subsequently renewed through September 1, 2011.

On April 25, 2011 the Company entered into a Modification, Assignment and Assumption Agreement with Freedom Holding. Freedom Holding agreed to amend the Freedom Holding note with Centers to release Centers from its obligations thereunder and accept the Company as the new borrower under the Freedom Holding note. Freedom Holding agreed to extend the maturity date to at least six (6) months after the maturity date under the Credit Agreement, to convert all interest payments to be accrued instead of paid in cash, and to subordinate the obligations under the Freedom Holding note to Centers’ and the Company’s obligations under the Credit Agreement.

On June 28, 2012, the Company paid $100,323 to Freedom Holding which reduced the Company’s indebtedness to Freedom Holding under the Freedom Holding note. Freedom Holding used the funds to bring the interest current on an outstanding loan. At December 31, 2012, the Company owed Freedom Holding $1,850,162.

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Executive Employment Agreements

As an inducement to Silvermark’s entry into the Stock Purchase Agreement, both of our President/Chief Executive Officer (who is also a Company director), W. Bennett Collett, Jr., and our Chief Operating Officer, Daniel Licciardi, entered into letter agreements which contemplate their entry into new employment agreements with Centers upon consummation of the sale transaction. The employment agreements would terminate and replace their current employment agreements with Centers. Entry by Messrs. Collett, Jr. and Licciardi into these employment agreements is a condition to Silvermark’s obligations under the Stock Purchase Agreement.

Mr. Collett, Jr.’s proposed employment agreement would be for three years at a base salary of $300,000 per year with the opportunity for performance bonuses. Mr. Licciardi’s proposed employment agreement would be for three years at a base salary of $225,000 per year with the opportunity for discretionary bonuses. The base salaries are equivalent to both Messrs. Collett’s and Licciardi’s base salaries under their current employment agreements with Centers. Under the Stock Purchase Agreement, both Mr. Collett and Mr. Licciardi must release Centers from any severance obligations resulting from the termination of their current employment agreements.

Guarantee and Joinder

As an inducement to Silvermark to enter into the Stock Purchase Agreement, each of W. Bennett Collett and W. Bennett Collett, Jr. entered into a Joinder and Guarantee with Silvermark whereby they individually guarantee the obligations of the Company and Centers under the Stock Purchase Agreement.

Golden Parachute Compensation

The following table sets forth the estimated amounts of “golden parachute” compensation (for purposes of Item 402(t) of Regulation S-K) that each of our named executive officers could receive in connection with the sale transaction. The amounts in the table assume, where applicable, that the named executive officer’s current employment agreement with Centers is terminated as of the date the sale transaction is consummated and that such named executive officer will enter into a new employment agreement with Centers at that time. Therefore, payment of any such amounts is only hypothetical. As a result, the actual amounts received by a named executive officer may differ in material respects from the amounts set forth below.

Name	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
W. Bennett Collett, Chairman	$0	$0	$0	$0	$0	$0	$0
W. Bennett Collett, Jr., President and CEO (1)	$900,000	$0	$0	$0	$0	$0	$900,000
Daniel Licciardi, Executive Vice President (2)	$675,000	$0	$0	$0	$0	$0	$675,000

(1)	Mr. Collett’s anticipated employment agreement with Silvermark upon consummation of the sale transaction would be for three years at a base salary of $300,000 per year with the opportunity for performance bonuses. We are unable to estimate the amounts of any such bonuses. The amount set forth in the table assumes Mr. Collett remains employed by Centers for the full term of the employment agreement. Mr. Collett has waived any right to severance compensation from the Company in connection with the sale transaction.

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(2)	Mr. Licciardi’s anticipated employment agreement with Silvermark upon consummation of the sale transaction would be for three years at a base salary of $225,000 per year with the opportunity for performance bonuses. We are unable to estimate the amounts of any such bonuses. The amount set forth in the table assumes Mr. Licciardi remains employed by Centers for the full term of the employment agreement. Mr. Licciardi has waived any right to severance compensation from the Company in connection with the sale transaction.

Anticipated Accounting Treatment

Following the consummation of the sale transaction, we will remove all of the related account balances of Centers from our consolidated balance sheet and record a gain on the sale equal to the difference between the aggregate consideration received and the Company’s book value of the Centers’ net assets sold.

Material U.S. Federal Income Tax Consequences of the Transaction

The sale transaction will be treated as a taxable sale of assets by the Company and will give rise to net taxable gain recognition in various jurisdictions, including the United States. The Company anticipates the gain recognized for United States federal income tax purposes will be offset entirely with net operating losses.

Expected Consummation of Sale Transaction

We expect to consummate the sale transaction as soon as practicable after all of the closing conditions in the Stock Purchase Agreement, including approval of the Sale Proposal by our stockholders, have been satisfied or waived. Subject to the satisfaction or waiver of these conditions, we expect the sale transaction to close by April 30, 2013. However, there can be no assurance that the sale transaction will be consummated at all or, if consummated, when it will be consummated.

Reasons and Recommendation

The Company’s board of directors has unanimously approved the sale transaction, including the Company’s entry into the Stock Purchase Agreement, and recommends approval thereof by the Company’s stockholders. In making its determination to approve and to recommend the sale transaction for approval by the Company’s stockholders, the board of directors consulted with the Company’s management and its accounting and legal advisers and also considered a number of factors. In particular, the board of directors considered the Lenders Proposal, which management concluded constituted the only other legitimate option for the Company’s survival.

Although the sale transaction results in the sale of substantially all of the Company’s assets with no immediate or guaranteed return to the Company’s stockholders, the board believes it to be in the best interests of and fair to the Company and its stockholders. In particular, the board of directors considered the following factors in making its determinations and recommendations:

•	The Company is highly leveraged.

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•	The Credit Agreement severely limits the Company’s ability to issue additional equity securities.

•	The Company has no unpledged asset to provide as collateral to secure additional debt.

•	The perceived likelihood of consummating a transaction with Silvermark more expediently than other alternatives, especially considering our prior relationship with the Lenders.

•	A transaction with the Lenders would have necessitated an indefinite ongoing relationship with an affiliate of the Lenders.

o	Under the Lenders Proposal, as a minority stockholder in Centers, the Company would be required to indefinitely maintain an ongoing relationship with the Lenders.

•	The sale transaction is expected to provide the Company sufficient capital to:

o	Immediately repay the Lenders in full.

o	Immediately repay all of the Company’s outstanding current indebtedness, including professional expenses related to the sale transaction.

o	Upon expiration of the escrow period, if sufficient escrow proceeds remain, pay all accrued and unpaid dividends on the Company’s outstanding Preferred Stock.

o	The sale transaction is the only option currently available which provides an opportunity for the Company to ultimately return any value to its stockholders.

o	The terms of the Stock Purchase Agreement, including:

o	the $115 million purchase price and assumption of over $14 million of mortgages, which provides certainty in value;

o	our ability, under certain circumstances, to furnish information to and participate in discussions with third parties regarding unsolicited acquisition proposals; and

o	the ability of our board of directors, under certain circumstances, to change its recommendation that our stockholders vote to approve the Sale Proposal.

o	The view of our board of directors, after consulting with our legal counsel and financial advisors, that the termination fee of $4.6 million that we are required to pay to Silvermark if the Stock Purchase Agreement is terminated under certain circumstances was within the range reflected in similar transactions and not likely to preclude third parties from submitting superior acquisition proposals to acquire Centers. See “PROPOSAL #1 – THE SALE PROPOSAL – STOCK PURCHASE AGREEMENT —Termination Fee” below for a discussion of when the termination fee may be payable to Silvermark.

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Our board of directors also considered and balanced against the potential benefits of the sale transaction a number of potentially adverse and other factors concerning the sale transaction, including the following:

o	Given the Company’s lack of strategic alternatives, the Stock Purchase Agreement contains numerous provisions favorable to Silvermark.

o	The deposit of the purchase price paid by Silvermark is nominal (less than 0.1% of the purchase price).

o	Silvermark, in its sole and absolute discretion, has the right to terminate the Stock Purchase Agreement, if at any time on or before the expiration of a 90-day due diligence period, which began on November 25, 2012, Silvermark is, for any reason, not satisfied with the assets, real property, business or liabilities of Centers.

o	We are required to pay the $4.6 million termination payment to Silvermark if it terminates the Stock Purchase Agreement for any uncured breach of a representation, warranty or covenant by us (or by Centers) under the Stock Purchase Agreement.

o	There are numerous conditions to Silvermark’s obligations under the Stock Purchase Agreement.

o	Silvermark has not provided us a representation that it has sufficient financial resources to consummate the sale transaction.

o	The sale transaction will likely result in a “deemed liquidation” under the Series AA Preferred Stock Certificate of Designation.

o	Under the deemed liquidation provision, holders of Series AA Preferred have the right to receive out of the assets of the Company available for distribution to stockholders, an amount in cash per share equal to the greater of (i) the stated value per share of Series AA Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof and (ii) the amount the holders of Series AA Preferred Stock would have received upon dissolution, liquidation or winding up of the Corporation had such holders converted their shares of Series AA Preferred Stock into shares of Common Stock.

o	As of December 31, 2012, this amount was approximately $6.4million.

o	There can be no guarantee that the Company will ever receive any of the purchase price consideration placed in escrow.

o	There can be no guarantee that the Company will ever receive any cash consideration.

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o	The Company did not obtain a third-party opinion, from an investment banking firm or otherwise, regarding the fairness of the sale transaction.

In addition to the factors stated above, our board of directors also considered the following factors concerning the sale transaction:

•	our President/CEO (who is also a director) is expected to enter into an employment agreement with Centers upon the consummation of the sale transaction;

•	our COO is expected to enter into an employment agreement with Centers upon the consummation of the sale transaction;

•	our President/CEO and our Chairman entered into a Guarantee and Joinder agreement, jointly and severally, guaranteeing the obligations of the Company and of Centers under the Stock Purchase Agreement.

•	the transactions described in the section of this proxy statement titled “PROPOSAL #1 – THE SALE TRANSACTION – Interests of Certain Parties in the Matters to Be Acted Upon.”

•	the Company’s entry into the Deposit Escrow Agreement and Indemnification Escrow Agreement.

All of the members of the Company’s board of directors have indicated that they intend, and intend to direct their affiliates, including Freedom Holding, to vote their shares of Company common stock in favor of the transaction.

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STOCK PURCHASE AGREEMENT

This section describes the material terms of the Stock Purchase Agreement. Please note that the summary of the Stock Purchase Agreement below and elsewhere in this proxy statement may not contain all of the information that is important to you. The summary of the Stock Purchase Agreement below and elsewhere in this proxy statement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Stock Purchase Agreement, a copy of which is attached to this proxy statement as Annex A. We encourage you to read the Stock Purchase Agreement carefully in its entirety for a more complete understanding of the sale transaction, the terms of the Stock Purchase Agreement and other information that may be important to you.

General

On November 25, 2012, we entered into a Stock Purchase Agreement with Silvermark, pursuant to which we have agreed, subject to specified terms and conditions, including approval of the Sale Proposal by our stockholders at the special meeting, to sell to Silvermark all of the issued and outstanding shares of capital stock of Centers, which consists of all of our equity in Centers.

Structure

Pursuant to the Stock Purchase Agreement, Silvermark will acquire from the Company all of the issued and outstanding equity interests of Centers.

Purchase Price

To Stockholders

The Company’s stockholders are not expected to receive any consideration upon the consummation of the transaction. In general, at closing, proceeds from the transaction will be used to pay transaction-related expenses and to service the Company’s outstanding indebtedness. As explained herein, $7.5 million of the purchase price will be placed in escrow for up to three years to indemnify Silvermark against obligations of the Company after the closing. Pursuant to the Indemnification Escrow Agreement, the escrow agent will release $70,000 per month to the Company as long as there are no outstanding claims for indemnification or outstanding Excluded Liabilities or Excluded Litigation with unspecified Losses or Potential Losses or until the escrow amount reaches $5,000,000. If the Company receives the $70,000 monthly payment, management expects to use those proceeds to continue operations during the escrow period for payment of ongoing expenses including: legal, accounting, public company expenses, and operational expenses, such as rent, utilities and salaries. (See PROPOSAL #1 – THE SALE PROPOSAL – Effects of the Transaction).

Upon the expiration of the three-year escrow period, if any of the escrowed funds are distributable to the Company, management expects to determine the use of those proceeds at that time.

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There can be no assurances that the Company’s stockholders will ever receive any return on their investment in the Company even if they approve the sale transaction.

To the Company

The purchase price for the sale transaction is $115 million in cash plus the assumption of mortgages held by Centers totaling $14,422,090.75. The $115 million cash purchase price is subject to certain adjustments described in detail in the table titled “Use of Proceeds Table”. In particular, the purchase price will be reduced for purposes of repayment of Centers’ other outstanding indebtedness, including but not limited to the approximately $87 million credit facility held by ABC Funding and the Lenders, and other debt and accrued expenses totaling approximately $11.2 million, which amount includes $5,565,743 in accounts payable to the Company. The purchase price will also be reduced, after the payment of all outstanding debt of Centers and the transaction costs associated with the sale transaction, to repurchase warrants for 35% of Centers’ equity held by the Lenders. (See PROPOSAL #1 – THE SALE PROPOSAL – Effects of the Transaction).

Additionally, $7.5 million of the purchase price will be placed in escrow for up to three years to indemnify Silvermark against obligations of the Company after the closing. Pursuant to the Indemnification Escrow Agreement, the escrow agent will release $70,000 per month to the Company as long as there are no outstanding claims for indemnification or outstanding Excluded Liabilities or Excluded Litigation with unspecified Losses or Potential Losses or until the escrow amount reaches $5,000,000.

Representations and Warranties

The Stock Purchase Agreement includes customary representations and warranties made by us regarding Centers’ business, including its financial condition and structure, as well as other facts pertinent to the sale transaction. The Stock Purchase Agreement also includes customary representations and warranties of Silvermark regarding aspects of its structure, and other facts pertinent to the sale transaction. The assertions in the representations and warranties may be subject to important qualifications and limitations agreed to by us and Silvermark in connection with the negotiated terms of the Stock Purchase Agreement. Moreover, some of the representations and warranties may have only been true as of a certain date, may be subject to a contractual standard of materiality or may have been used for purposes of allocating risk between us and Silvermark rather than establishing matters of fact. Our stockholders are not third party beneficiaries under the Stock Purchase Agreement.

We made a number of representations and warranties to Silvermark in the Stock Purchase Agreement, including representations and warranties regarding the Company as a company relating to the following:

•	our corporate organization;

•	our corporate authorization to enter into and carry out our obligations under the Stock Purchase Agreement;

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•	the absence of any conflict or violation of our charter or bylaws, any judgment, order or decree of a governmental authority applicable to us, and any contract or agreement we have with third parties, in each case as a result of entering into and carrying out our obligations under the Stock Purchase Agreement;

•	the information we provided in connection with the preparation of this proxy statement;

•	the accuracy and timeliness of our filings with the Securities and Exchange Commission;

•	the absence of any brokerage or finders’ fees or commissions or any similar charges which Silvermark may be obligated to pay in connection with the transactions contemplated by the Stock Purchase Agreement; and

•	the absence of litigation relating to or affecting the transactions contemplated by the Stock Purchase Agreement.

We also made a number of representations and warranties to Silvermark in the Stock Purchase Agreement regarding Centers and its business relating to the following:

•	Centers’ corporate organization;

•	Centers’ capitalization;

•	the absence of any conflict or violation of Centers’ charter, bylaws or other organizational documents, any judgment, order or decree of a governmental authority applicable to Centers, and any contract or agreement with third parties, in each case as a result of entering into and carrying out their respective obligations under the Stock Purchase Agreement;

•	the absence of the need to give any notice to, make any filing with or obtain a consent or approval from another person in connection with the sale transaction;

•	the assets of Centers and their sufficiency to conduct Centers’ business;

•	financial statements of Centers and compliance with U.S. generally accepted accounting principles;

•	the absence of liabilities other than those reflected or reserved against financial statements of Centers, those incurred in the ordinary course of business since the date of the financial statements;

•	compliance with applicable legal requirements;

•	certain tax matters;

•	certain real property matters;

•	certain intellectual property matters;

•	ownership of the tangible assets of Centers;

•	the material contracts of Centers and the absence of breaches of those contracts;

•	certain insurance matters;

•	outstanding litigation related to Centers;

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•	employee, WARN Act, employee benefit plan and related matters;

•	the absence of any indebtedness of Centers;

•	matters related to the environment, hazardous materials and other health and safety matters;

•	the absence of business relationships between us and our affiliates, on the one hand, and Centers, on the other hand;

•	government contracts;

•	ethical business practices;

•	the required vote for stockholder approval of the Sale Proposal; and

•	the accuracy and completeness of our SEC filings.

•	Silvermark made a number of representations and warranties to us in the Stock Purchase Agreement, including representations and warranties relating to the following:

•	its corporate organization;

•	its corporate authorization to enter into and carry out its obligations under the Stock Purchase Agreement;

•	the absence of any conflict or violation of its corporate charter, bylaws or other organizational documents, any judgment, order or decree of a governmental authority applicable to it, and any contract or agreement it has with third parties, in each case as a result of entering into and carrying out its obligations under the Stock Purchase Agreement;

•	the absence of any brokerage or finders’ fees or commissions or any similar charges which we may be obligated to pay in connection with the transactions contemplated by the Stock Purchase Agreement;

•	the absence of litigation relating to or affecting the transactions contemplated by the Stock Purchase Agreement;

•	that it is purchasing Centers’ stock only for investment purposes and not with a view to resale; and

•	that it has conducted and is relying only on its own investigation of Centers and its assets, subject to the due diligence materials we have provided.

Conduct of Business

•	We agreed in the Stock Purchase Agreement to conduct the businesses to be sold in the ordinary course of business until the consummation of the sale transaction.

Solicitation of Other Offers; Exclusivity

•	Until the consummation of the sale transaction or the termination of the Stock Purchase Agreement pursuant to its terms, neither we nor our representatives may:

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•	initiate, solicit or knowingly encourage any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, as defined below;

•	engage or participate in any negotiations concerning or provide non-public information relating to any portion of the businesses to be sold or Centers in connection with, an Acquisition Proposal;

•	approve, endorse or recommend any Acquisition Proposal; or

•	approve, endorse or recommend, or enter into an agreement relating to an Acquisition Proposal.

We also agreed to end any existing activities with respect to any Acquisition Proposal, and neither our board of directors nor any board committee will withdraw or modify in a manner adverse to Silvermark, or publicly propose to withdraw or modify in a manner adverse to Silvermark, its recommendation of the Stock Purchase Agreement or the sale transaction, or approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal. We refer to any of these actions as an “Adverse Recommendation Change.”

Notwithstanding the restrictions described above, at any time before our stockholders approve the Sale Proposal, we may furnish non-public information to, and enter into discussions with, any person in response to an Acquisition Proposal that did not result from a breach of our non-solicitation obligations under the Stock Purchase Agreement, if our board of directors determines in good faith that the Acquisition Proposal constitutes or may reasonably be expected to result in a Superior Proposal, as defined below, provided that:

•	we notify Silvermark within 24 hours of any written Acquisition Proposal that is reasonably likely to lead to a Superior Proposal, including the identity of the person making, and the proposed material terms and conditions of, the Acquisition Proposal, and

•	we provide Silvermark with any non-public information provided to the person making the Acquisition Proposal that was not previously provided to Silvermark.

We are also required to keep Silvermark informed of the status of the discussions or negotiations with the person making the Acquisition Proposal on a reasonably current basis.

Nothing contained in the Stock Purchase Agreement prohibits us or our board of directors from disclosing to our stockholders a position contemplated by, or making any disclosure required under, U.S. securities laws if in the good faith judgment of our board of directors, after consultation with its outside legal counsel, failure to do so would reasonably be expected to violate its legal obligations.

For purposes of the Stock Purchase Agreement:

•	an “Acquisition Proposal” is a proposal or offer from any person or group (other than Silvermark or one of its affiliates) for a merger, consolidation, business combination, asset purchase, share purchase or similar transaction involving an acquisition of the stock, assets or business of Centers; and

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•	a “Superior Proposal” is any Acquisition Proposal that is on terms which our board of directors (after consultation with its financial advisor and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the person making such proposal (i) if accepted, is reasonably likely to be consummated, and (ii) if consummated would result in a transaction that is more favorable to our stockholders, from a financial point of view, than the Sale Proposal and the transactions contemplated thereby (taking into account any changes to the terms of and conditions of the Stock Purchase Agreement proposed by Silvermark in writing in response to such proposal.

The Company Board Recommendation

Our board of directors has unanimously recommended to our stockholders that they vote for the Sale Proposal. Until our stockholders approve the Sale Proposal, our board of directors can make an Adverse Recommendation Change and terminate the Stock Purchase Agreement only if it determines that the failure to do so would be inconsistent with the exercise of its fiduciary duties and we comply with the following procedures:

•	we give Silvermark five days written notice of our board of directors’ intention to make an Adverse Recommendation Change and terminate the Stock Purchase Agreement, with the notice stating that we have received an Acquisition Proposal that is a Superior Proposal, identifying the person who made the Superior Proposal and describing the material terms and conditions of the Superior Proposal;

•	we negotiate with Silvermark during the five-day notice period to make any adjustments to the Stock Purchase Agreement so that the Acquisition Proposal no longer constitutes a Superior Proposal; and

•	assuming Silvermark agrees in writing to make any necessary adjustments to the Stock Purchase Agreement so that the Acquisition Proposal no longer constitutes a Superior Proposal, our board of directors determines in good faith, after consulting with outside legal counsel and financial advisors, that the Acquisition Proposal continues to constitute a Superior Proposal.

Additional Covenants

The Stock Purchase Agreement contains additional agreements between us and Silvermark relating to, among other things:

•	the parties efforts to do what is necessary or advisable to consummate the sale transaction and the other transactions contemplated by the Stock Purchase Agreement;

•	our attainment of estoppels certificates and payoff letters from each of Centers’ creditors, including the Lenders, such that Centers is cash and debt free, except for the retained mortgages on the Miami-Dade County Parking Lot;

•	our obligation to give notice to and obtain consents of certain third parties regarding the sale transaction;

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•	certain lien releases;

•	our cooperation with Silvermark in providing it and its representatives reasonable access to the properties, personnel and other matters related to Centers;

•	the parties obligation to provide notice of the breach of any representation, warranty or covenant and our ability to supplement the disclosure schedules to the Stock Purchase Agreement regarding certain events subsequent to the signing of the Stock Purchase Agreement;

•	the parties obligations regarding confidentiality, both before the consummation of the sale transaction and after;

•	the parties efforts in obtaining regulatory filings;

•	the resignation of Centers’ officers and directors;

•	the preparation and filing of this proxy statement with the SEC;

•	acknowledgements of Silvermark regarding its investigation and diligence;

•	support regarding certain ongoing litigation matters;

•	our obligation to refrain from taking any action that would discourage third-parties from maintaining a relationship with the businesses to be sold following the consummation of the sale transaction;

•	the responsibilities of the parties for employee benefits and pension obligations after the consummation of the sale transaction for those employees who will continue as employees of the businesses to be sold;

•	our obligation to deliver updated financial statements for Centers; and

•	the parties access to information, records, personnel and other matters following the consummation of the sale transaction and cooperation in connection with any securities law filings.

Conditions to Closing

Silvermark’s obligation to close the sale transaction is subject to the satisfaction or waiver of the following conditions:

•	approval of Centers’ entry into the transaction by the Florida Court and the Company’s receipt of the Centers Ruling.

•	all of the Company and Centers’ representations and warranties being true and correct as of the closing date.

•	each of Centers’ gaming licenses being valid and binding; Centers not being in default under any of its gaming licenses; there being no revocation proceedings regarding the gaming licenses; nothing having occurred that would give rise to a revocation of Centers’ gaming licenses; and Silvermark’s having obtained its gaming license.

•	receipt by Silvermark of a legal opinion from the Company’s legal counsel.

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•	no material adverse change or any event(s) that could be reasonably expected to result in a material adverse change.

•	none of Centers’ assets having been destroyed by fire, flood, casualty, act of God, or the public enemy.

•	entry by our President/CEO (and a Company director) William B. Collett, Jr., and our COO, Daniel Licciardi, into employment agreements with Silvermark. Their employment agreements will be for a three-year term and provide for annual base salaries equivalent to their current base salaries. They will also be eligible for annual discretionary bonuses.

•	receipt of a Fee Title Policy (or a commitment to provide one with respect to Centers’ real property) paid for by Silvermark.

•	receipt of resignations from the officers and directors of Centers, effective upon closing.

•	satisfaction and termination of the our obligations under the Credit Agreement, including pledges of securities, and the Centers Warrants.

•	termination of Centers’ Management Contract with Miami Casino Management, LLC, including the release of liens arising thereunder.

•	all waiting periods under applicable antitrust laws have expired or terminated, and all other material governmental approvals and consents have been obtained and are in full force and effect.

•	Approval by our stockholders of the Sale Proposal.

o	Our obligation to close the sale transaction is subject to the satisfaction or waiver of the following conditions on or prior to the closing:

•	Silvermark’s representations and warranties in the Stock Purchase Agreement are true and correct in all material respects as of the closing date, and our receipt of a certificate to this effect from an officer of Silvermark;

•	Silvermark has performed and complied in all material respects with all of its covenants and obligations to be performed or complied with through the closing, and our receipt of a certificate to this effect from an officer of Silvermark;

•	all waiting periods under applicable antitrust laws have expired or terminated, and all other material governmental approvals and consents have been obtained and are in full force and effect; and

•	our stockholders have approved the Sale Proposal.

For the purposes of the Stock Purchase Agreement, “Material Adverse Change” means changes, events or effects, that are materially adverse to (i) Centers’ business, the condition of Centers’ business, Centers’ assets, Centers, Centers’ liabilities being retained by Silvermark, the shares of Centers, or Centers’ gaming licenses, or any part or component thereof, or (ii) the ability of either Centers or the Company to perform our respective obligations under the Stock Purchase Agreement or to consummate the transactions contemplated by the Stock Purchase Agreement, provided, that, if such Material Adverse Change can be quantified to a dollar amount, such amount will not be less than $100,000.

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Termination

Silvermark may terminate the Stock Purchase Agreement:

•	at anytime within 90 days of November 25, 2012 if, for any reason, it is not satisfied with the Real Property, the other Assets, the Business, the Shares, the Excluded Liabilities or the Included Liabilities for any reason whatsoever;

•	at anytime within 90 days of November 25, 2012, if Centers fails to receive the Centers Ruling. On November 27, 2012, the court entered an order (y) that Centers’ entry into the Stock Purchase Agreement is outside the scope of the receivership order, and (z) ordering the receiver to cooperate with reasonable due diligence requirements in connection with the transaction;

•	before closing, if any of Centers’ gaming licenses is cancelled, terminated, suspended or modified in any material respect; or

•	before closing, if the Lenders realize upon their foreclosure actions or upon their mortgage or security interest in any or all Centers’ assets.

We or Silvermark may terminate the Stock Purchase Agreement by mutual written consent. In addition, either we or Silvermark may terminate the Stock Purchase Agreement:

•	in the event of a material breach of the Stock Purchase Agreement by the non- terminating party if the non-terminating party has been given notice of the breach and has failed to cure the breach within twenty days of such notice;

•	if the sale transaction has not closed by April 30, 2013, provided that neither party may exercise this right if it is in breach of the Stock Purchase Agreement and that breach is the direct cause of the failure to close by April 30, 2013;

•	if a court or other governmental authority has taken any action restraining or otherwise prohibiting the sale transaction, provided that the party seeking to terminate is not then in material breach of the Stock Purchase Agreement, and did not initiate the action restraining or prohibiting the sale transaction;

•	if our stockholders do not approve the Sale Proposal; or

•	if the other party has breached any representation, warranty or covenant in the Stock Purchase Agreement and such breach is not cured within twenty business days after notification of the breach.

As noted above, we may also terminate the Stock Purchase Agreement to enter into a transaction that is a superior proposal if, before our stockholders approve the Sale Proposal, our board of directors has received a superior proposal and we pay the termination fee described below. Silvermark may also terminate the Stock Purchase Agreement if our board of directors has withdrawn or modified its recommendation to vote in favor of the Sale Proposal without also terminating the Stock Purchase Agreement.

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Termination Fee

We are required to pay Silvermark $4.6 million plus reimbursement for costs and expenses incurred by Silvermark in connection with the transaction in cash within two business days of termination if the Stock Purchase Agreement is properly terminated by:

•	Silvermark, if the termination is due to our breach of a representation, warranty or covenant in the Stock Purchase Agreement and such breach was not cured within twenty business days after notification by Silvermark to us of the breach;

•	either us or Silvermark, if the sale transaction has not closed by April 30, 2013; provided that, if both (i) the special meeting has not occurred and, prior to the termination, an acquisition proposal has been communicated to us or has been publicly announced or publicly made known to our stockholders, and not withdrawn, and (ii) within twelve months after the termination we have completed or entered into a definitive agreement with respect to the acquisition proposal, then the termination payment will be payable at the closing of the transactions contemplated by the acquisition proposal;

•	Silvermark, if before our stockholders approve of the Sale Proposal, (i) we have accepted a superior proposal or entered into negotiations with a third party regarding an acquisition proposal, (ii) our board of directors has withdrawn or modified its recommendation to vote in favor of the Sale Proposal, or (iii) if we or our board of directors publicly propose to do either (i) or (ii);

•	us in order to enter into a transaction that is a superior proposal if our stockholders have not yet approved the Sale Proposal; or

•	us, in a manner that is not in accordance with the Stock Purchase Agreement.

If Silvermark terminates the Stock Purchase Agreement because either (i) the Lenders realize upon their foreclosure actions or upon their mortgage or security interest in any or all Centers’ assets, or (ii) Centers fails to obtain the Centers Ruling, we are required to pay Silvermark up to $500,000 in reimbursement for costs and expenses incurred by Silvermark in connection with the transaction in cash within two business days of termination.

Indemnification

•	We and Silvermark have agreed to indemnify each other for damages as a result of cert ain breaches of representations, warranties or covenants contained in the Stock Purchase Agreement. The representations, warranties and covenants extend for various periods of time depending on the nature of the claim.

We (and, if the claim is asserted before closing, Centers) will indemnify and hold Silvermark harmless against losses from:

•	Any breach or inaccuracy of any representation or warranty, or the nonfulfillment of a covenant.

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•	Any excluded liability or asset.

•	Operations, liabilities, or obligations of Centers occurring or arising before closing (except for liabilities being assumed by Silvermark).

•	Failure to transfer good and marketable title to Centers’ stock.

•	Failure to have gaming licenses at closing.

•	Claims by third parties that they have a right to Centers’ stock or the proceeds of this transaction.

Silvermark will indemnify and hold us (and, before closing, Centers) harmless against:

•	Any breach of any representation or warranty, or the nonfulfillment of a covenant.

•	Any Included Liability.

Amendments and Waivers

The Stock Purchase Agreement may be amended through a writing signed by Silvermark and us, whether before or after the approval of our stockholders of the Sale Proposal.

Governing Law

The Stock Purchase Agreement is governed by and construed in accordance with the laws of the state of Florida without giving effect to any choice or conflict of law provisions.

Alternative Bankruptcy Structure

If the Company or Centers files for bankruptcy, the Company and Silvermark’s conditions to closing will also include the receipt of a bankruptcy court order approving the sale. Upon filing for bankruptcy, the Company or Centers is required to petition the court to approve the transaction on substantially the same terms as this Agreement. The Agreement also provides that if the bankruptcy court approves a superior offer, then Silvermark will be entitled to a $2,000,000 break-up fee to reimburse it for expenses incurred in connection with this transaction.

Indemnification Escrow Agreement

At closing, Silvermark will place $7,500,000 into an escrow account over which Silvermark’s outside legal counsel, Gunster, Yoakley, and Stewart, P.A., will act as escrow agent.

The $7,500,000 will remain in escrow for three years, except that, for a period of 36 months following the closing, Silvermark will release $70,000 per month to the Company for so long as there are no outstanding claims for indemnification or outstanding Excluded Liabilities or Excluded Litigation with unspecified amounts of Losses or potential Losses or until the escrow amount reaches $5,000,000. The Company expects to use these funds for general corporate purposes, in particular to continue ongoing SEC filer obligations.

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If Silvermark is entitled to indemnification under the Agreement, it may make a claim against the escrowed amount by giving notice to the escrow agent. In general, the Company would then have 30 days to dispute such claim. If the claim is disputed, the escrowed amount would be released only upon the written consent of both the Company and Silvermark, or after the escrow agent receives a final, non-appealable court order. If the claim for indemnification arises from a third-party claim against Silvermark, then indemnification procedures in the Agreement apply, whereby the Company may generally defend the claim at its own expense. For particular items listed in the Indemnification Escrow Agreement, the Company will not have an opportunity to dispute claims.

Guarantee and Joinder

As an inducement to Silvermark to enter into the Stock Purchase Agreement, each of W. Bennett Collett and W. Bennett Collett, Jr. entered into a Joinder and Guarantee with Silvermark whereby they individually guarantee the obligations of the Company and Centers under the Stock Purchase Agreement.

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PROPOSAL #2

PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING

If approved, this proposal would permit us to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies in the event that, at the Special Meeting, the affirmative vote in favor of the Sale Proposal is less than a majority of our outstanding shares of Common Stock entitled to vote at the Special Meeting. If this proposal is approved and the Sale Proposal is not approved at the Special Meeting, we will be able to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies to approve the Sale Proposal. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the Special Meeting, you may do so.

If a quorum is present at the Special Meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of that proposal are greater than those voted against that proposal. Abstentions and Broker Non-Votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for stockholder approval when a quorum is present at the meeting. If a quorum is not present at the Special Meeting, the Proposal to Adjourn or Postpone the Special Meeting will only be approved if the holders of a majority of the voting power of our Common Stock present in person or by proxy at the Special Meeting vote to approve the proposal. Under these circumstances, abstentions would have the same effect as a vote against this proposal and Broker Non-Votes would have no effect on the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE SALE PROPOSAL.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of December 31, 2012 concerning each stockholder known to the Company to own beneficially more than five percent of the outstanding Common Stock of the Company and information regarding beneficial ownership of Common Stock, and the common stock of Freedom Holding by each director and executive officer, and all directors and executive officers as a group. Freedom Holding may be deemed to be a “parent” of the Company as such term is defined in the rules promulgated under the Securities Exchange Act of 1934. Freedom Holding's sole business currently is to hold shares of the Company.  During 2008, Freedom Financial, W. B. Collett and W. B. Collett, Jr. transferred all options, Common and Preferred Stock to Freedom Holding. In 2009, Freedom Holding converted all 200 shares of the Company’s Series E Preferred stock into 104,712 shares of the Company’s $.20 par value common stock.  Before the transfer, Freedom Holding owned 100% of Freedom Financial.

	THE COMPANY			FREEDOM HOLDING
Directors and Executive Officers	Number Of Shares (1)		Percent Of Class (2)	Number Of Shares (1)	Percent Of Class (4)

W. B. Collett, Chairman	2,180,203	(3)	44.6%	812.05	85.09%

W. B. Collett, Jr., President and CEO		(3)		87.95	9.21%

Kimberly R. Tharp, CFO	31,625	(11)	1%	—	—

Daniel Licciardi, COO	54,625	(12)	1.3%	—	—

Jennifer Chong	12,250	(13)	<1%	—	—

George W. Galloway, Jr.	57,500	(10)	1.4%	—	—

All current directors and Executive officers as a group (6 persons) (6)	2,336,203		47.2%	900.00	94.3%

5% Beneficial
Owners
Freedom Holding, Inc. (7)(9)	2,180,203		44.6%	N/A	N/A

Estate of Dorothy V. Howell (5)(8)	210,834		5.2%	N/A	N/A

(1) Based upon information furnished to the Company by the named person, and information contained in filings with the Securities and Exchange Commission (the “Commission”). Under the rules of the Commission, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares owned by them.

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(2) Based on 4,037,293 shares outstanding as of December 31, 2012 Shares of Common Stock of the Company subject to options exercisable or preferred stock convertible within 60 days are deemed outstanding for computing the percentage of class of the person holding such options or preferred stock, but are not deemed outstanding for computing the percentage of class for any other person.

(3) Of the 2,180,203 shares, it includes 1,325,869 shares owned by Freedom Holding Inc., 706,000 options, and 148,334 shares of the Company’s Preferred F Stock. Holding had 20,000 options expire November 1, 2011.  As of January 6, 2011, Holding has pledged all 1,325,869 shares of Florida Gaming Corporation common stock and the 1,000 shares of Preferred F stock to a bank as collateral for a loan. Mr. Collett may be deemed to beneficially own the shares held by Holding, although he disclaims such beneficial ownership of such shares. Mr. Collett can exert considerable influence over the election of the Company's directors and the outcome of corporate actions requiring stockholder approval.

(4) Includes 1,109,011 shares owned by Holding. Mr. Collett may be deemed to beneficially own the shares held by Holding, although he disclaims beneficial ownership of such shares.

(5) The Estate of Dorothy Howell currently owns 210,834 shares of stock. Mr. Howell passed away on June 12, 2010 and Mrs. Howell passed away on July 31, 2011. The Estate currently holds the remaining shares of stock.

(6) Includes 148,334 shares which may be acquired by all directors and executive officers as a group upon conversion of 1,000 shares of the Company's Series F Preferred Stock.

(7) See Note (6). The address of Freedom Financial Corporation and Freedom Holding, Inc. is 2669 Charlestown Road, Suite D, New Albany, Indiana 47150. The business address of W. B. Collett is 1750 South Kings Highway, Fort Pierce, Florida 34945-3099.

(8) The Estate of Dorothy V. Howell's address is Plaza Venetia, Suite 22 A-B, Miami, Florida 33132.

(9) On March 11, 2008, W. Bennett Collett, Jr. transferred his options to Freedom Holding, Inc.  W. B. Collett, Jr., has 9.21% ownership in Freedom Holding, Inc.

(10) George W. Galloway, director, transferred his options to GWGJR, INC on March 12, 2008. GWGJR, INC. owns 30,000 shares and has 27,500 vested options.

(11) Kimberly R. Tharp has 4,125 vested options and owns 27,500 shares individually.

(12) Daniel Licciardi has 24,625 vested options and owns 30,000 shares individually.

(13) Jennifer Chong has 2,250 vested options and owns 10,000 individually.

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Stockholders Who Share an Address

Only one proxy statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of the proxy statement to a stockholder at a shared address to which only a single copy of the proxy statement was delivered. A separate copy of the proxy statement can be obtained without charge by writing to Kim Tharp, Chief Financial Officer, Florida Gaming Corporation, 2669 Charlestown Road, Suite D, New Albany, Indiana 47150 or by calling (502) 589-2000. A stockholder may notify the Company that he or she wishes to receive a separate proxy statement in the future or, if stockholders are receiving multiple copies of proxy statements at a shared address, request delivery of a single copy of the proxy statement by writing to Kim Tharp, Chief Financial Officer, Florida Gaming Corporation, 2669 Charlestown Road, Suite D, New Albany, Indiana 47150 or by calling (502) 589-2000

Financial Information

Certain financial information regarding the Company and Centers is set forth in the Annexes described below and is incorporated into this proxy statement by reference:

Annex B	Florida Gaming Corporation Unaudited Pro Forma Condensed Consolidated Financial Statements for the Year Ended December 31, 2011 and the Nine Months Ended September 30, 2012, giving effect to the sale transaction.

Annex C	Financial Statements for Florida Gaming Centers, Inc. for the Year Ended December 31, 2011 (Audited) and for the Nine Months Ended September 30, 2012 (Unaudited).

Annex D	Consolidated Financial Statements for Florida Gaming Corporation and Subsidiaries for the Year Ended December 31, 2011 (Audited) and for the Nine Months Ended September 30, 2012 (Unaudited).

Stockholder Complaint

On December 11, 2012, after the filing of our preliminary proxy statement with the Securities and Exchange Commission on December 7, 2012, a Company stockholder filed a complaint against the Company, Centers, Silvermark, and each of the Company’s directors, including a former director who is deceased, William Haddon, in the Circuit Court for the Eleventh Judicial Circuit in and for Miami-Dade County, Florida.

In the complaint, the stockholder claims that by approving the Company’s entry into the Stock Purchase Agreement with Silvermark, our directors, aided and abetted by the Company, Centers and Silvermark, breached their fiduciary duties of care, loyalty, good faith and candor owed to our stockholders, failed to fully disclose all material information necessary to make an informed decision regarding the sale transaction and failed to take steps to protect the interest of our public stockholders and to properly value our assets, and that it is unfair for the Company to enter into the Stock Purchase Agreement. The suit also contends that the sale is for an inadequate price and hinders the ability to consider other expressions of interest. The suit further alleges that the proxy statement fails to provide you with complete and accurate information about the sale transaction and omits or misrepresents material information concerning, among other things, the process and events leading up to the announcement of the sale transaction.

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The stockholder seeks: class certification and seeks to enjoin the sale transaction unless the stockholder’s claimed disclosure deficiencies are addressed; to enjoin a stockholder vote on the sale; to enjoin the directors from taking actions to inhibit expressions from third parties of interest in the sale; to rescind the transaction if it goes forward and damages; to require the Company to provide an accounting to the stockholders; attorney’s fees and costs; and the court to declare that the aforementioned allegations are accurate.

On January 9, 2013, we filed a response to this complaint via a motion to dismiss. The outcome of this action is uncertain.

The complaint, which is attached to this proxy statement as Exhibit A and incorporated herein, is styled Coby Jacobs, on behalf of himself and all others similarly situated v. Florida Gaming Corporation, W. Bennett Collett, W. Bennett Collett, Jr., George Galloway, Jr., William Haddon, Florida Gaming Centers, Inc., and Silvermark LLC, Case No. 12-48014CA21.

Future Stockholder Proposals

We have not held an Annual Meeting of Stockholders since 2008. However, if the sale transaction is not approved by our stockholders or is otherwise abandoned, we will consider whether to hold an Annual Meeting of Stockholders.

Upon consummation of the sale transaction, management will consider whether we will hold an Annual Meeting of Stockholders in 2013, taking into consideration our lack of operations and the expense involved. If we do hold an Annual Meeting of Stockholders, to be considered for inclusion in our proxy card and proxy statement relating to the Annual Meeting of Stockholders, proposals subject to SEC Rule 14a-8 must be received at our principal office within a reasonable time before the Company begins to print and send its proxy materials.

In addition, if you desire to bring other business, including director nominations, at any such Annual Meeting of Stockholders that will not be included in our proxy card and proxy statement, your notice must be delivered to us no earlier than the close of business on the 90th day prior to such annual meeting, and no later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by us.

For additional requirements, a stockholder should refer to our bylaws, a current copy of which may be obtained from our Secretary. If we do not receive timely notice pursuant to our bylaws, any proposal may be excluded from consideration at the Annual Meeting.

All stockholder proposals should be addressed to the attention of the Secretary at our principal office.

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Where You Can Find More Information

The Company files with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and proxy and information statements and amendments to reports filed or furnished pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended. The public may obtain information on the operation of the SEC public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding the Company and other companies that file materials with the SEC electronically. The Company’s headquarters are located at 3500 NW 37th Avenue, Miami, Florida 33142. The Company’s phone number at that address is (305) 633-6400 and e-mail address is floridagaming@bellsouth.net.

By Order of the Board of Directors.

W. B. Collett, Jr.

President and Chief Executive Officer

January [__], 2013

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